The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-255666

Subject to Completion, dated July 27, 2021

Preliminary Prospectus Supplement

(to prospectus dated April 30, 2021)

€

€                 % Senior Notes due 20

Nasdaq, Inc. (the “Company” or “we”) is offering €             million aggregate principal amount of     % Senior Notes due 20     (the “Notes”).

The Notes will bear interest at a rate of     % per year and will mature on             , 20    . We will pay interest on the Notes annually in arrears on                      of each year, beginning on                 , 20    .

We may redeem all or a portion of the Notes at our option at any time prior to                 , 20     (     months before their maturity date), at the “make-whole” redemption price described under “Description of the Notes—Redemption—Optional Redemption.” At any time on or after                 , 20     (     months before their maturity date), the Notes will be redeemable, as a whole or in part, at our option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

If a Change of Control Triggering Event (as defined in “Description of the Notes”) occurs, we will be required to offer to purchase the Notes from holders on terms described in this prospectus supplement.

The Notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The Notes will be general unsecured obligations of ours and will rank equally in right of payment with all of our existing and future unsubordinated and unsecured obligations. The Notes will not be guaranteed by any of our subsidiaries.

Currently, there is no public market for the Notes. We intend to apply to list the Notes on The Nasdaq Global Market. There can be no assurance that this application will be accepted.

Investing in the Notes involves risks. See the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus supplement and the accompanying prospectus and the risks beginning on page S-25 of this prospectus supplement.

	Per Note		Total
Public offering price(1)		%	€
Underwriting discount		%	€
Proceeds, before expenses, to us(1)		%	€

(1)	Plus accrued interest from , 20 , if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through the facilities of Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A., Luxembourg (“Clearstream”) on or about                 , 2021.

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the business day following the pricing of the Notes. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes prior to the date that is two business days prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will settle in T+ , to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the notes prior to the date that is two business days prior to delivery hereunder should consult their advisors.

Joint Book-Running Managers

Morgan Stanley	BofA Securities	J.P. Morgan	Goldman Sachs & Co. LLC	SEB

The date of this prospectus supplement is             , 2021.

Prospectus

1

ABOUT THE PROSPECTUS SUPPLEMENT

You should rely only upon the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement contains the terms of this offering of Notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information in the accompanying prospectus. This prospectus supplement is not a prospectus for the purposes of Directive 2003/71/EC (as amended).

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Throughout this prospectus supplement, unless otherwise specified:

•	“Nasdaq,” “we,” “us” and “our” refer to Nasdaq, Inc. and not any of our subsidiaries.

•	“Nasdaq Baltic” refers to collectively, Nasdaq Tallinn AS, Nasdaq Riga, AS and AB Nasdaq Vilnius.

•	“Nasdaq Clearing” refers to the clearing operations conducted by Nasdaq Clearing AB.

•	“Nasdaq Nordic” refers to collectively, Nasdaq Clearing AB, Nasdaq Stockholm AB, Nasdaq Copenhagen A/S, Nasdaq Helsinki Ltd and Nasdaq Iceland hf.

•	“The Nasdaq Stock Market” refers to the cash equity exchange operated by The Nasdaq Stock Market LLC.

IN CONNECTION WITH THIS OFFERING, MORGAN STANLEY & CO. INTERNATIONAL PLC (THE “STABILIZING MANAGER”) (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO OBLIGATION ON THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) TO UNDERTAKE SUCH ACTION. SUCH STABILIZING ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES TAKES PLACE AND, IF BEGUN, MAY BE DISCONTINUED AT ANY TIME BUT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZING ACTION OR OVER ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND REGULATIONS. FORA DESCRIPTION OF THESE ACTIVITIES, SEE “UNDERWRITING”.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS:

The debt securities described in this prospectus supplement are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”), (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (iii) not a qualified investor as defined in the Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering, selling or distributing the debt securities described in this prospectus supplement or otherwise making them available to retail investors in the EEA has been prepared and therefore offering, selling or distributing such debt securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of such debt securities in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of such debt securities. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS:

The debt securities described in this prospectus supplement are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”), (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of such debt securities in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of such debt securities. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

ADDITIONAL NOTICE FOR INVESTORS IN THE UNITED KINGDOM:

In the United Kingdom, this prospectus supplement and any other material in relation to the debt securities described in this prospectus supplement are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the UK Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” In the United Kingdom, the Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents. The debt securities described in this prospectus supplement are not being offered to the public in the United Kingdom.

MIFID II PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ELIGIBLE COUNTERPARTIES ONLY TARGET MARKET:

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the debt securities described in this prospectus supplement has led to the conclusion that: (i) the target market for such debt securities is eligible counterparties and professional clients only, each as defined in MiFID II and (ii) all channels for distribution of such debt securities to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending such debt securities (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of such debt securities (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK MIFIR PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ELIGIBLE COUNTERPARTIES ONLY TARGET MARKET:

Solely for the purposes of the product approval process of each manufacturer for the purposes of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (each a “UK Manufacturer” and, together, the “UK Manufacturers”), the target market assessment in respect of the debt securities described in this prospectus supplement has led to the conclusion that: (i) the target market for such debt securities is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”) and (ii) all channels for distribution of such debt securities to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending such debt securities (a “distributor”) should take into consideration the UK Manufacturer’s target market assessment; however, a distributor subject to the UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of such debt securities (by either adopting or refining the UK Manufacturer’s target market assessment) and determining appropriate distribution channels.

EXCHANGE RATE INFORMATION

This prospectus supplement contains conversions of certain Euro amounts into U.S. dollars, solely for the convenience of the reader, based on an exchange rate of U.S. $1.1779 per €1.00 as at July 26, 2021, as reported by Bloomberg L.P. No representation is made that such Euro amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars at any particular rate or at all.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend that the “safe harbor” provisions of the Private Securities Litigation

Reform Act of 1995 apply to these forward-looking statements. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. Words such as “may,” “will,” “could,” “should,” “anticipates,” “envisions,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words or terms of similar substance used in connection with any discussion of future expectations as to industry and regulatory developments or business initiatives and strategies, future operating results or financial performance, and other future developments are intended to identify forward-looking statements. These include, among others, statements relating to:

•	our strategic direction;

•	the integration of acquired businesses, including accounting decisions relating thereto;

•	the scope, nature or impact of acquisitions, divestitures, investments, joint ventures or other transactional activities;

•	the effective dates for, and expected benefits of, ongoing initiatives, including transactional activities and other strategic, restructuring, technology, de-leveraging and capital return initiatives;

•	our products and services;

•	the impact of pricing changes;

•	tax matters;

•	the cost and availability of liquidity and capital;

•	any litigation, or any regulatory or government investigation or action, to which we are or could become a party or which may affect us; and

•

the potential impact of the COVID-19 pandemic and the response of governments and other third parties on our business, operations, results of operations, financial condition, workforce or the operations or decisions of our customers, suppliers or business partners.

Forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following:

•	our operating results may be lower than expected;

•

our ability to successfully integrate acquired businesses or divest sold businesses or assets, including the fact that any integration or transition may be more difficult, time consuming or costly than expected, and we may be unable to realize synergies from business combinations, acquisitions, divestitures or other transactional activities;

•	loss of significant trading and clearing volumes or values, fees, market share, listed companies, market data customers or other customers;

•	our ability to develop and grow our non-trading businesses, including our technology and analytics offerings;

•	our ability to keep up with rapid technological advances and adequately address cybersecurity risks;

•	economic, political and market conditions and fluctuations, including interest rate and foreign currency risk, inherent in U.S. and international operations;

•	the performance and reliability of our technology and technology of third parties on which we rely;

•	any significant error in our operational processes;

•	our ability to continue to generate cash and manage our indebtedness; and

•	adverse changes that may occur in the litigation or regulatory areas, or in the securities markets generally, or increased regulatory oversight domestically or internationally.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the uncertainty and any risk related to forward-looking statements that we make. The above list of risks and uncertainties is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully review the risks and information contained, or incorporated by reference, in this prospectus supplement or the accompanying prospectus supplement, including, without limitation, those risk factors discussed under the caption “Part I. Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that was filed with the SEC on February 23, 2021 and in any reports subsequently filed with the SEC. New factors that are not currently known to us or of which we are currently unaware may also emerge from time to time that could materially and adversely affect us. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statement, release publicly any revisions to any forward-looking statements or report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

SUMMARY

This summary highlights the information contained elsewhere, or incorporated by reference, in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus supplement and the accompanying prospectus and incorporated by reference herein.

Nasdaq, Inc.

Nasdaq, Inc. is a global technology company serving the capital markets and other industries. Our diverse offerings of data, analytics, software and services enables clients to optimize and execute their business vision with confidence.

We manage, operate and provide our products and services in four business segments: Market Services, Corporate Platforms, Investment Intelligence and Market Technology.

Market Services

Our Market Services segment includes our Equity Derivative Trading and Clearing, Cash Equity Trading, Fixed Income and Commodities Trading and Clearing, and Trade Management Services businesses. We operate multiple exchanges and other marketplace facilities across several asset classes, including derivatives, commodities, cash equity, debt, structured products and exchange traded products (“ETPs”). In addition, in certain countries where we operate exchanges, we also provide broker services, clearing, settlement and central depository services. In January 2020, we commenced an orderly wind-down of our Nordic broker services operations business. We expect this wind-down to continue through 2021. In June 2021, we completed the sale of our U.S. fixed income business.

Our transaction-based platforms provide market participants with the ability to access, process, display and integrate orders and quotes. The platforms allow the routing and execution of buy and sell orders as well as the reporting of transactions, providing fee-based revenues.

In the U.S., we operate six options exchanges and three cash equity exchanges. The Nasdaq Stock Market, the largest of our cash equities exchanges, is the largest single venue of liquidity for trading U.S.-listed cash equities. We also operate a Canadian exchange for the trading of certain Canadian-listed securities. The U.S. portion of Nasdaq Fixed Income includes an electronic platform for trading of U.S. Treasuries; as noted above, in June 2021, we completed the sale of our U.S. fixed income business.

In Europe, we operate exchanges in Stockholm (Sweden), Copenhagen (Denmark), Helsinki (Finland), and Reykjavik (Iceland), as well as the clearing operations of Nasdaq Clearing, as Nasdaq Nordic. We also operate exchanges in Tallinn (Estonia), Riga (Latvia) and Vilnius (Lithuania) as Nasdaq Baltic. Collectively, Nasdaq Nordic and Nasdaq Baltic offer trading in cash equities, depository receipts, warrants, convertibles, rights, fund units and ETFs, as well as trading and clearing of derivatives and clearing of resale and repurchase agreements. Additionally, in June 2021, we completed the acquisition of a majority stake in Puro.earth, a Finnish-based leading marketplace for carbon removal.

The European portion of Nasdaq Fixed Income provides a wide range of products and services, such as trading and clearing, for fixed income products in Sweden, Denmark, Finland, Iceland, Estonia, Lithuania and Latvia.

Nasdaq Commodities is the brand name for Nasdaq’s European commodity-related products and services. Nasdaq Commodities’ offerings include derivatives in power, natural gas and carbon emission markets, seafood, electricity certificates and clearing services. These products are listed on Nasdaq Oslo ASA, except for seafood, which is listed on Fishpool, a third party platform.

Through our Trade Management Services business, we provide market participants with a wide variety of alternatives for connecting to and accessing our markets. Our marketplaces may be accessed via a number of different protocols used for quoting, order entry, trade reporting, and connectivity to various data feeds. We also offer the Nasdaq Workstation, a browser-based, front-end interface that allows market participants to view data and enter orders, quotes and trade reports. In addition, we offer a variety of add-on compliance tools to help firms comply with regulatory requirements.

We provide colocation services to market participants, whereby we offer firms cabinet space and power to house their own equipment and servers within our data centers. Additionally, we offer a number of wireless connectivity offerings between select data centers using millimeter wave and microwave technology.

Our broker services operations business primarily offers technology and customized securities administration solutions to financial participants in the Nordic market. As noted above, we have commenced an orderly wind-down of our Nordic broker services operations business.

Corporate Platforms

Our Corporate Platforms segment includes our Listing Services and IR & ESG Services businesses. These businesses deliver critical capital market and governance solutions across the lifecycle of public and private companies.

Our Listing Services business includes our U.S. and European Listing Services businesses. We operate a variety of listing platforms around the world to provide multiple global capital raising solutions for private and public companies. Our main listing markets are The Nasdaq Stock Market and the Nasdaq Nordic and Nasdaq Baltic exchanges. Through Nasdaq First North, our Nordic and Baltic operations also offer alternative marketplaces for smaller companies and growth companies. Our Listing Services business also includes The NASDAQ Private Market, LLC, or NPM, which provides liquidity solutions for private companies to enable employees, investors and companies to execute transactions. On July 20, 2021, we announced that we entered into a joint venture agreement with a consortium of banks, where we contributed our NPM business to a standalone, independent company, of which we will own the largest minority interest, alongside a consortium of banks.

We are continuing to grow our U.S. Corporate Bond exchange for the listing of corporate bonds. This exchange operates pursuant to The Nasdaq Stock Market exchange license and is powered by the Nasdaq Financial Framework. As of June 30, 2021, 104 corporate bonds were listed on the U.S. Corporate Bond exchange. We also continue to grow the Nasdaq Sustainable Bond Network, a platform for increased transparency in the global sustainable bond markets.

As of June 30, 2021, there were 3,817 total listings on The Nasdaq Stock Market, including 419 ETPs. The combined market capitalization was approximately $25.8 trillion. In Europe, the Nasdaq Nordic and Nasdaq Baltic exchanges, together with Nasdaq First North, were home to 1,152 listed companies with a combined market capitalization of approximately $2.4 trillion.

Our IR & ESG Services business includes our Investor Relations Intelligence and Governance Solutions businesses, which serve both public and private companies and organizations. Our public company clients can be companies listed on our exchanges or other U.S. and global exchanges. Our private company clients include a diverse group of organizations ranging from family owned companies, government organizations, law firms, privately held entities, various non-profit organizations to hospitals and health care systems. We help organizations enhance their ability to understand and expand their global shareholder base, improve corporate governance and navigate the evolving ESG landscape through our suite of advanced technology, analytics, reporting and consultative services.

Investment Intelligence

Our Investment Intelligence segment includes our Market Data, Index and Analytics businesses.

Our Market Data business sells and distributes historical and real-time market data to the sell-side, the institutional investing community, retail online brokers, proprietary trading shops, other venues, internet portals and data distributors. Our market data products enhance transparency of market activity within our exchanges and provide critical information to professional and non-professional investors globally. Additionally, our Nasdaq Cloud Data Service provides a flexible and efficient method of delivery for real-time exchange data and other financial information.

Our Index business develops and licenses Nasdaq-branded indexes and financial products. We also license cash-settled options, futures and options on futures on our indexes. As of June 30, 2021, 359 ETPs listed in 32 countries and exchanges tracked a Nasdaq index and accounted for $415 billion in assets under management.

Our Analytics business provides asset managers, investment consultants and institutional asset owners with information and analytics to make data-driven investment decisions, deploy their resources more productively and provide liquidity solutions for private funds. Through eVestment and Solovis, we provide a suite of cloud-based solutions that help institutional investors and consultants conduct pre-investment due diligence and monitor their portfolios post-investment. The eVestment platform also enables asset managers to market their institutional products worldwide.

Market Technology

Our Market Technology segment is a leading global technology solutions provider and partner to exchanges, clearing organizations, central securities depositories, regulators, banks, brokers, buy-side firms and corporate businesses. Our solutions are utilized by leading markets in the U.S., Europe and Asia as well as emerging markets in the Middle East, Latin America, and Africa. Our Market Technology segment includes our Marketplace Infrastructure Technology business and our Anti-Financial Crime Technology business.

Our Anti-Financial Crime Technology business includes Nasdaq Trade Surveillance, a technology solution designed for brokers and other market participants to assist them in complying with market rules, regulations and internal market surveillance policies. We have added a cloud-deployed anti-money laundering offering with an automated investigator tool for retail banks, the Nasdaq Automated Investigator. Additionally, in February 2021, we completed the acquisition of Verafin, a SaaS technology provider of anti-financial crime management solutions that provides a cloud-based platform to help detect, investigate, and report money laundering and financial fraud.

Our Marketplace Infrastructure Technology business powers over 130 market infrastructure operators in more than 55 countries and handles a wide array of assets, including but not limited to cash equities, equity derivatives, currencies, various interest-bearing securities, commodities, energy products and digital currencies. Our solutions can also be used in the creation of new asset classes, and by non-capital markets customers, including those in insurance liabilities securitization, cryptocurrencies and sports wagering.

Corporate Information

We are incorporated in Delaware. Our executive offices are located at 151 W. 42nd Street, New York, New York, 10036 and our telephone number is (212) 401-8700. Our web site is http://www.nasdaq.com. Information contained on our web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Recent Developments

On July 21, 2021, we announced the following preliminary results for the second quarter of 2021. References to “Nasdaq” in this Recent Developments section are referring to Nasdaq, Inc. on a consolidated basis with its subsidiaries.

Second quarter 2021 net revenues were $846 million, an increase of $147 million, or 21%, from $699 million in the prior year period. Net revenues reflected a $104 million, or 15%, positive impact from organic growth, a $27 million increase from the inclusion of revenues from the acquisition of Verafin, which was completed during the first quarter of 2021, and a $16 million increase from the impact of favorable changes in foreign exchange rates.

Solutions segments revenues were $534 million in the second quarter of 2021, reflecting a $76 million, or 18%, positive impact from organic growth, a $27 million increase from the inclusion of revenues from the acquisition of Verafin, and a $8 million increase from the impact of favorable changes in foreign exchange rates. Market Services net revenues were $312 million in the second quarter of 2021, reflecting a $28 million, or 10%, positive impact from organic growth and a $8 million increase from the impact of favorable changes in foreign exchange rates.

GAAP operating expenses were $470 million in the second quarter of 2021, an increase of $86 million from $384 million in the second quarter of 2020. The increase primarily reflects higher compensation and benefits expense, higher computer operations and data communication expense, higher depreciation and amortization expense, partially offset by lower general, administrative and other expense.

Non-GAAP operating expenses were $392 million in the second quarter of 2021, an increase of $65 million, or 20%, compared to the second quarter of 2020. This increase reflects a $24 million, or 7%, organic increase over the prior year period, a $26 million increase from the impact of the Verafin acquisition and a $15 million increase from changes in foreign exchange rates. The organic increase primarily reflects higher compensation and benefit expense, higher marketing and advertising expense, higher computer operations and data communication expense, higher depreciation and amortization expense, partially offset by lower general, administrative and other expense.

On a GAAP basis, net income in the second quarter of 2021 was $341 million, an increase of 41% compared to $241 million in the second quarter of 2020, including the impact of a $84 million net gain on sale related to the divestiture of our U.S. fixed income business. GAAP diluted earnings per share was $2.05, an increase of 41% compared $1.45 in the second quarter of 2020.

On a non-GAAP basis, net income in the second quarter of 2021 was $316 million, an increase of 23% compared to $256 million in the second quarter of 2020. Non-GAAP diluted earnings per share totaled $1.90, an increase of 23% from $1.54 in the second quarter of 2020.

As of June 30, 2021, the Company had cash and cash equivalents of $390 million and total debt of $5,701 million, resulting in net debt of $5,311 million. This compares to total debt of $5,541 million and net debt of $2,796 million at December 31, 2020.

During the second quarter of 2021, the Company repurchased $248 million in shares of its common stock and repurchased an aggregate of $410 million during the first six months of 2021. As of June 30, 2021, there was $1,459 million remaining under the board authorized share repurchase program, following the board approval in June of an increase in the share repurchase authorization to an aggregate of $1.5 billion.

As previously announced, the Company completed the sale of the U.S. Fixed Income business in June and issued approximately 6.2 million shares to a third party in connection with the consummation of the transaction. During the second quarter of 2021, the Company began the execution of a repurchase initiative intended to offset the dilutive impacts of the sale. On July 21, 2021, we entered into an accelerated share repurchase agreement to repurchase an additional $475 million of shares, which is expected to be completed by the end of the year. The Company expects the remaining planned repurchases related to the sale of the U.S. Fixed Income business to occur in 2022 and 2023.

Business Highlights

All comparisons are to the second quarter of 2020 unless otherwise noted.

•	Market Services - Net revenues were $312 million in the second quarter of 2021, an increase of $36 million, or 13%.

•	Equity Derivative Trading and Clearing - Net revenues increased $20 million, or 24%, in the second quarter of 2021. The increase primarily reflects higher U.S. industry trading volumes.

•

Cash Equity Trading - Net revenues increased $4 million, or 4%, in the second quarter of 2021. The increase primarily reflects higher U.S. net capture rates, higher European value traded and the impact of changes in foreign exchange rates, partially offset by lower U.S. industry trading volumes and U.S. market share.

•

Fixed Income and Commodities Trading and Clearing - Net revenues increased $3 million, or 21%, in the second quarter of 2021, primarily due to the impact of changes in foreign exchange rates and higher European products revenues.

•	Trade Management Services - Revenues increased $9 million, or 12%, in the second quarter of 2021, primarily due to increased demand for connectivity services.

•	Corporate Platforms - Revenues were $154 million in the second quarter of 2021, up $28 million, or 22%.

•

Listing Services - Revenues increased $24 million, or 32%, in the second quarter of 2021. The increase was primarily driven by higher U.S. listing revenues due to an increase in the overall number of listed companies and higher Nasdaq Private Markets revenues.

•

IR & ESG Services - Revenues increased $4 million, or 8%, in the second quarter of 2021, primarily due to an increase in IR services revenue from strong sales and higher retention rates along with increases across all our ESG product lines.

•	Investment Intelligence - Revenues were $263 million in the second quarter of 2021, up $50 million, or 23%.

•

Market Data - Revenues increased $5 million, or 5%, in the second quarter of 2021. The increase reflects organic growth in proprietary data products from new sales, including continued expansion geographically.

•

Index - Revenues increased $39 million, or 57%, in the second quarter of 2021. The increase was primarily driven by higher assets under management in exchange traded products linked to Nasdaq indexes and increased futures trading linked to the Nasdaq-100 Index.

•

Analytics - Revenues increased $6 million, or 14%, in the second quarter of 2021, primarily due to growth in our eVestment platform driven by new sales, strong retention, and higher average revenue per client from expanded offerings.

•

Market Technology - Revenues were $117 million in the second quarter of 2021, up $33 million, or 39%, driven primarily by $27 million associated with the Verafin acquisition, $4 million in organic increase, and $2 million due to changes in foreign exchange rates.

•

Anti Financial Crime Technology - Revenues increased $29 million, or 88%, in the second quarter of 2021. The increase is due to the inclusion of revenues from our acquisition of Verafin and continued growth in surveillance solutions.

•

Marketplace Infrastructure Technology - Revenues increased $4 million, or 8%, in the second quarter of 2021, primarily due to growth in support licensing and SaaS revenues and the impact from changes in foreign exchange rates.

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30 2020
Revenues:
Market Services	$878	$1,139	$975
Transaction-based expenses:
Transaction rebates	(517)	(654)	(530)
Brokerage, clearance and exchange fees	(49)	(147)	(169)

Total Market Services revenues less transaction-based expenses	312	338	276
Corporate Platforms	154	155	126
Investment Intelligence	263	258	213
Market Technology	117	100	84

Revenues less transaction-based expenses	846	851	699

Operating Expenses:
Compensation and benefits	231	239	189
Professional and contract services	38	27	31
Computer operations and data communications	46	44	35
Occupancy	26	28	26
General, administrative and other	12	13	25
Marketing and advertising	9	10	4
Depreciation and amortization	68	63	50
Regulatory	7	7	7
Merger and strategic initiatives	12	45	4
Restructuring charges	21	10	13

Total operating expenses	470	486	384

Operating income	376	365	315
Interest income	—	1	1
Interest expense	(33)	(29)	(26)
Net gain on divestiture of business	84	—	—
Other income	—	1	—
Net income from unconsolidated investees	27	57	26

Income before income taxes	454	395	316
Income tax provision	113	97	75

Net income attributable to Nasdaq	$341	$298	$241

Per share information:
Basic earnings per share	$2.08	$1.81	$1.47

Diluted earnings per share	$2.05	$1.78	$1.45

Cash dividends declared per common share	$0.54	$0.49	$0.49

Weighted-average common shares outstanding for earnings per share:
Basic	164.1	164.7	164.1
Diluted	166.4	167.1	166.1

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing revenues	$364	$422	$297
Transaction-based expenses:
Transaction rebates	(255)	(296)	(199)
Brokerage, clearance and exchange fees	(6)	(20)	(15)

Total net equity derivative trading and clearing revenues	103	106	83
Cash Equity Trading revenues	415	617	590
Transaction-based expenses:
Transaction rebates	(262)	(358)	(331)
Brokerage, clearance and exchange fees	(43)	(126)	(153)

Total net cash equity trading revenues	110	133	106
Fixed Income and Commodities Trading and Clearing revenues	17	20	15
Transaction-based expenses:
Brokerage, clearance and exchange fees	—	(1)	(1)

Total net fixed income and commodities trading and clearing revenues	17	19	14
Trade Management Services revenues	82	80	73

Total Net Market Services revenues	312	338	276

CORPORATE PLATFORMS REVENUES
Listings Services revenues	98	98	74
IR & ESG Services revenues	56	57	52

Total Corporate Platforms revenues	154	155	126

INVESTMENT INTELLIGENCE REVENUES
Market Data revenues	106	108	101
Index revenues	107	102	68
Analytics revenues	50	48	44

Total Investment Intelligence revenues	263	258	213

MARKET TECHNOLOGY REVENUES
Anti Financial Crime Technology revenues	62	46	33
Marketplace Infrastructure Technology revenues	55	54	51

Total Market Technology revenues	117	100	84

REVENUES LESS TRANSACTION-BASED EXPENSES	$846	$851	$699

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$390	$2,745
Restricted cash and cash equivalents	40	37
Financial investments	235	195
Receivables, net	559	566
Default funds and margin deposits	3,579	3,942
Other current assets	214	175

Total current assets	5,017	7,660
Property and equipment, net	493	475
Goodwill	8,585	6,850
Intangible assets, net	2,943	2,255
Operating lease assets	383	381
Other non-current assets	562	358

Total assets	$17,983	$17,979

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$168	$175
Section 31 fees payable to SEC	172	224
Accrued personnel costs	172	227
Deferred revenue	451	235
Other current liabilities	132	121
Default funds and margin deposits	3,579	3,942
Short-term debt	221	—

Total current liabilities	4,895	4,924
Long-term debt	5,480	5,541
Deferred tax liabilities, net	337	502
Operating lease liabilities	397	389
Other non-current liabilities	203	187

Total liabilities	11,312	11,543

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,435	2,547
Common stock in treasury, at cost	(423)	(376)
Accumulated other comprehensive loss	(1,452)	(1,368)
Retained earnings	6,098	5,628

Total Nasdaq stockholders’ equity	6,660	6,433
Noncontrolling interests	11	3

Total equity	6,671	6,436

Total liabilities and equity	$17,983	$17,979

The preliminary financial results presented above are subject to the completion of our financial closing procedures and related review. Those procedures have not been completed. Accordingly, these results may change and those changes may be material. The preliminary financial results included in this prospectus supplement have been prepared by, and are the responsibility of, our management. Ernst & Young LLP, Nasdaq’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial results. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Non-GAAP Financial Presentation

Nasdaq is providing certain non-GAAP results of operations in this prospectus supplement, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this section. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this prospectus supplement. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this prospectus supplement isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
U.S. GAAP net income attributable to Nasdaq	$341	$298	$241
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	40	36	26
Merger and strategic initiatives expense (2)	12	45	4
Restructuring charges (3)	21	10	13
Net gain on divestiture of business (4)	(84)	—	—
Net income from unconsolidated investee (5)	(26)	(57)	(25)
Charitable donations (6)	—	—	12
Other	5	2	2

Total non-GAAP adjustments	(32)	36	32
Non-GAAP adjustment to the income tax provision (7)	7	(7)	(17)

Total non-GAAP adjustments, net of tax	(25)	29	15

Non-GAAP net income attributable to Nasdaq	$316	$327	$256

U.S. GAAP diluted earnings per share	$2.05	1.78	$1.45
Total adjustments from non-GAAP net income above	(0.15)	0.18	0.09

Non-GAAP diluted earnings per share	$1.90	$1.96	$1.54

Weighted-average diluted common shares outstanding for earnings per share:	166.4	167.1	166.1

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represented a fundamental shift in our strategy and technology as well as executive re-alignment and were excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of non-cash items such as asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life as well as third party consulting costs.

(4)

In June 2021, we completed the sale of our U.S. Fixed Income business, which was part of our Fixed Income and Commodities Trading and Clearing business within our Market Services segment and recognized a pre-tax gain on the sale of $84 million, net of disposal costs. The pre-tax gain is included in net gain on divestiture of business in the Condensed Consolidated Statements of Income for the three months ended June 30, 2021.

(5)

Represents the earnings and losses recognized from our equity interest in the Options Clearing Corporation, or OCC. We will continue to exclude the earnings and losses related to our share of OCC’s earnings for purposes of calculating non-GAAP measures as our income on this investment may vary significantly compared to prior years. This provides a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

(6)

For the three months ended June 30, 2020, charitable donations were made to the Nasdaq Foundation, COVID-19 response and relief efforts, and social justice charities which are recorded in general, administrative and other expense in the Condensed Consolidated Statements of Income.

(7)	The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
U.S. GAAP operating income	$376	$365	$315
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	40	36	26
Merger and strategic initiatives expense (2)	12	45	4
Restructuring charges (3)	21	10	13
Charitable donations (4)	—	—	12
Other	5	2	2

Total non-GAAP adjustments	78	93	57

Non-GAAP operating income	$454	$458	$372

Revenues less transaction-based expenses	$846	$851	$699
U.S. GAAP operating margin (5)	44%	43%	45%
Non-GAAP operating margin (6)	54%	54%	53%

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represented a fundamental shift in our strategy and technology as well as executive re-alignment and were excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of non-cash items such as asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life as well as third party consulting costs.

(4)

For the three months ended June 30, 2020, charitable donations were made to the Nasdaq Foundation, COVID-19 response and relief efforts, and social justice charities which are recorded in general, administrative and other expense in the Condensed Consolidated Statements of Income.

(5)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by revenues less transaction-based expenses.
(6)	Non-GAAP operating margin equals non-GAAP operating income divided by revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
U.S. GAAP operating expenses	$470	$486	$384
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(40)	(36)	(26)
Merger and strategic initiatives expense (2)	(12)	(45)	(4)
Restructuring charges (3)	(21)	(10)	(13)
Charitable donations (4)	—	—	(12)
Other	(5)	(2)	(2)

Total non-GAAP adjustments	(78)	(93)	(57)

Non-GAAP operating expenses	$392	$393	$327

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represented a fundamental shift in our strategy and technology as well as executive re-alignment and were excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of non-cash items such as asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life as well as third party consulting costs.

(4)

For the three months ended June 30, 2020, charitable donations were made to the Nasdaq Foundation, COVID-19 response and relief efforts, and social justice charities which are recorded in general, administrative and other expense in the Condensed Consolidated Statements of Income.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	34.6	40.1	26.6
Nasdaq PHLX matched market share	12.7%	12.9%	11.4%
The Nasdaq Options Market matched market share	8.4%	7.9%	10.4%
Nasdaq BX Options matched market share	1.1%	0.7%	0.2%
Nasdaq ISE Options matched market share	6.1%	7.7%	8.3%
Nasdaq GEMX Options matched market share	6.1%	5.9%	5.6%
Nasdaq MRX Options matched market share	1.5%	1.4%	0.5%

Total matched market share executed on Nasdaq’s exchanges	35.9%	36.5	36.4%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	262,890	358,365	292,551
Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	10.6	14.7	12.4
Matched share volume (in billions)	114.2%	152.6%	142.7%
The Nasdaq Stock Market matched market share	15.8%	15.7%	16.8%
Nasdaq BX matched market share	0.7%	0.7%	0.9%
Nasdaq PSX matched market share	0.7%	0.7%	0.6%

Total matched market share executed on Nasdaq’s exchanges	17.2%	17.1%	18.3%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	35.3%	35.2%	31.5%

Total market share (2)	52.5%	52.3%	49.8%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	1,019,162	1,093,684	937,245
Total average daily value of shares traded (in billions)	6.6	7.0	5.6
Total market share executed on Nasdaq’s exchanges	77.3%	78.5%	78.3%
Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income volume ($ billions traded)	$1,799	$2,494	$1,246
Total average daily volume of Nasdaq Nordic and Nasdaq Baltic fixed income contracts	119,198	125,959	116,057
Commodities
Power contracts cleared (TWh) (3)	206	250	184
Corporate Platforms
Initial public offerings
The Nasdaq Stock Market (4)	135	275	42
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	62	24	9

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Total new listings
The Nasdaq Stock Market (4)	192	319	55
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	72	32	13
Number of listed companies
The Nasdaq Stock Market (6)	3,817	3,667	3,156
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (7)	1,152	1,090	1,042
Investment Intelligence
Number of licensed exchange traded products (ETPs)	359	349	323
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$415	$385	$272
TTM (8) net inflows in ETP AUM tracking Nasdaq indexes (in billions)	$47	$52	$35
Market Technology
Order intake (in millions) (9)	$119	$41	$38
Annualized recurring revenues (in millions) (10)	$432	$416	$268

(1)	Includes Finnish option contracts traded on Eurex for which Nasdaq and Eurex have a revenue sharing arrangement.
(2)

Includes transactions executed on The Nasdaq Stock Market’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.

(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)

New listings include IPOs, including issuers that switched from other listing venues, closed-end funds and separately listed ETPs. For the three months ended June 30, 2021, of the 135 IPOs, 47 were SPACs. For the three months ended March 31, 2021, of the 275 IPOs, 196 were SPACs. For the three months ended June 30, 2020, of the 42 IPOs, 7 were SPACs.

(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on The Nasdaq Stock Market at period end, including 419 ETPs as of June 30, 2021, 410 as of March 31, 2021, and 410 as of June 30, 2020.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(8)	Trailing twelve months (excludes ETP sponsor switches of $17 billion for the twelve months ended June 30, 2021).
(9)	Total contract value of orders signed during the period, excluding Verafin.
(10)

Annualized Recurring Revenue, or ARR, for a given period is the annualized revenue of Market Technology support and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our recurring business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts during the reporting period used in calculating ARR may or may not be extended or renewed by our customers.

THE OFFERING

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the Notes, see “Description of the Notes” herein and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Nasdaq, Inc.

Notes Offered	€ aggregate principal amount of % Senior Notes due 20 (the “Notes”)

Maturity	, 20

Interest

Interest will accrue on the Notes at the rate of     % per year, and will be payable in cash annually in arrears on                      of each year, commencing                 , 20    . Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated. See “Description of the Notes—Principal, Maturity and Interest”.

Priority

The Notes will be our general unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated and unsecured obligations, including our 0.445% Senior Notes due 2022, 4.25% Senior Notes due 2024, 1.75% Senior Notes due 2023, 3.85% Senior Notes due 2026, 1.75% Senior Notes due 2029, 0.875% Senior Notes due 2030, 1.650% Senior Notes due 2031, 2.500% Senior Notes due 2040, 3.25% Senior Notes due 2050, commercial paper issuances and our $1.25 billion senior unsecured revolving credit facility which matures on December 22, 2025 (the “2020 Credit Facility”).

Holders of any of our existing or future secured indebtedness and other secured obligations will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness and other obligations, in the event of any bankruptcy, liquidation or similar proceeding.

As of June 30, 2021, after giving effect to this offering, we would have had approximately $6.4 billion aggregate principal amount of senior unsecured indebtedness outstanding, and we would have had no material secured indebtedness or other secured obligations outstanding.

The Notes will be structurally subordinated to all existing and future obligations of our subsidiaries,

including claims with respect to trade payables, which may be material. As of June 30, 2021, after giving effect to this offering, our direct and indirect subsidiaries would have had no indebtedness outstanding to which the Notes would have been structurally subordinated.

No Guarantees	The Notes will not be guaranteed by any of our subsidiaries.

Further Issues

We may create and issue further notes ranking equally and ratably in all respects with the Notes being offered hereby, so that such further notes will be consolidated and form a single series with the Notes being offered hereby and will have the same terms as to status, ISIN and Common Code numbers or otherwise; provided that any further notes that are not fungible for U.S. federal income tax purposes with the Notes will have different ISIN and Common Code numbers. We may also create and issue further notes of a different series than the Notes. See “Description of the Notes—Further Issues.”

Optional Redemption

We may redeem all or a portion of the Notes at our option at any time prior to , 20 ( months before their maturity date (the “Par Call Date”)), at the “make-whole” redemption price applicable to the Notes described under “Description of the Notes—Redemption—Optional Redemption” (assuming the Notes matured on the Par Call Date). At any time on or after the Par Call Date, the Notes will be redeemable, as a whole or in part, at our option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Certain Covenants

We will issue the Notes under an indenture that will, among other things, limit our ability to:

•   consolidate, merge or sell all or substantially all of our assets;

•   create liens; and

•   enter into sale and leaseback transactions.

All of these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Change of Control Offer

Upon the occurrence of specific kinds of changes of control, each holder of the Notes will have the right to require us to repurchase all, or at the holder’s option, any part of each holder’s Notes pursuant to a Change of Control offer at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the repurchase date. See “Description of the Notes— Repurchase upon Change of Control Triggering Event.”

Use of Proceeds

The net proceeds from the offering of the Notes, after deducting the underwriting discount and our estimated offering expenses, will be approximately € million. We expect to use the net proceeds from the offering of the Notes, together with available cash balances, to refinance our existing 1.75% Senior Notes due 2023. See “Use of Proceeds.”

Currency of Payments

Principal, premium, if any, and interest payments in respect of the Notes and Additional Amounts (as defined below), if any, will be payable in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, or is no longer being used for the settlement of transactions by public institutions or within the international banking community or the euro is no longer being used by the member states of the European Monetary Union that have adopted the euro as their currency, then all payments of the Notes will be made in U.S. dollars until the euro is again available to us or so used. See “Description of the Notes—Issuance of Euros”.

Additional Amounts

We will, subject to certain exceptions and limitations set forth herein, pay additional amounts on the Notes as are necessary in order that the net payment of the principal of, and premium or redemption price, if any, and interest on such Notes to a beneficial owner who is not a United States person, after withholding or deduction for any tax, assessment or other governmental charge imposed by the United States or a taxing authority thereof or therein, will not be less than the amount provided in such Notes to be then due and payable. See “Description of the Notes— Payment of Additional Amounts by a Foreign Successor Issuer.”

Denominations	The Notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Absence of Public Market

The Notes are new securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market making activities with respect to the Notes without notice to you or us.

Listing

We intend to apply to list the Notes on The Nasdaq Global Market. The listing application will be subject to approval by The Nasdaq Global Market. We currently expect trading in the Notes on The Nasdaq Global Market to begin within 30 days after the original issue date. There can be no assurance that this application will be accepted. We may apply for a listing of the Notes on another listing venue in the future.

Governing Law	The Notes and the indenture under which they will be issued will be governed by New York law.

Trustee	Wells Fargo Bank, National Association.

Registrar	HSBC Bank USA, National Association

Transfer Agent	HSBC Bank USA, National Association

Paying Agent	HSBC Bank USA, National Association

Stabilizing Manager	Morgan Stanley & Co. International plc

Risk Factors

Investing in the Notes involves risk. See “Risk Factors” and the other information included in or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the Notes.

RISK FACTORS

Investing in the Notes involves risk. You should consider carefully the following risks and all of the information set forth or incorporated by reference in this prospectus supplement, including the risks and uncertainties described under the heading “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and elsewhere in our public filings before investing in the Notes offered by this prospectus supplement.

Risks Relating to the Notes

The Notes will be structurally junior to the indebtedness and other liabilities of our subsidiaries.

We are a holding company with minimal direct operating businesses other than the equity interests of our subsidiaries. We require dividends and other payments from our subsidiaries to meet cash requirements and to pay dividends on our common stock. Minimum capital requirements mandated by regulatory authorities having jurisdiction over some of our regulated subsidiaries indirectly restrict the amount of dividends paid upstream. If our subsidiaries are unable to pay dividends and make other payments to us when needed, we may be unable to satisfy our obligations, which would have a material adverse effect on our business, financial condition and operating results.

You will not have any claim as a creditor against our subsidiaries, and all existing and future indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to the Notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries, the rights of the holders of the Notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the Notes will be structurally subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our subsidiaries, which may be material.

As of June 30, 2021, our direct and indirect subsidiaries had no indebtedness outstanding to which the Notes would have been structurally subordinated. Our subsidiaries generate substantially all of our revenues and net income and own substantially all of our assets. As of June 30, 2021, our subsidiaries held approximately 94.3% of our consolidated assets. In addition, the indenture will not restrict these subsidiaries from incurring additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

The Notes will be effectively subordinated to all of our existing and future secured indebtedness and other secured obligations.

The Notes will not be secured by any of our assets. As a result, the indebtedness represented by the Notes will be effectively subordinated to any existing and future secured indebtedness we have incurred or may incur, as well as to other secured obligations, in each case to the extent of the value of the assets securing such indebtedness. The terms of the indenture will permit us to incur secured debt subject to certain limitations, and the amount of such secured debt could be significant. In addition, the indenture will not contain any limitation on our ability to incur secured obligations that do not constitute indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a claim to their collateral superior to that of the Notes. See “Description of the Notes—Certain Covenants—Limitations on Liens.”

Downgrades or other changes in our credit ratings could affect our financial results and reduce the market value of the Notes.

The credit ratings assigned to the Notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, the Notes. A rating is not a recommendation to purchase, hold or sell our debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities is based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could decrease the value of the Notes, increase our cost of borrowing or require certain actions to be performed to rectify such a situation. The reduction, suspension or withdrawal of the ratings of our debt securities will not, in and of itself, constitute an event of default under the indenture governing the Notes.

We may choose to redeem the Notes when prevailing interest rates are relatively low.

The Notes are redeemable at any time at our option, and we may choose to redeem some or all of the Notes from time to time, especially when prevailing interest rates are lower than the rates borne by the Notes. If prevailing rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable investment at an effective interest rate as high as the interest rates on the Notes being redeemed. See “Description of the Notes—Redemption—Optional Redemption.”

There is no current public market for the Notes and a market may not develop.

The Notes are new securities for which there is currently no established market. We cannot guarantee:

•	the liquidity of any market that may develop for the Notes;

•	your ability to sell the Notes; or

•	the price at which you might be able to sell the Notes.

Liquidity of any market for the Notes and future trading prices of the Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results; and

•	the market for similar securities.

The underwriters have advised us that they currently intend to make markets in the Notes, but they are not obligated to do so and may cease any market-making at any time without notice. Although we intend to apply for listing of the Notes for trading on The Nasdaq Global Market, we cannot assure you that the Notes will become or remain traded. Although no assurance is made as to the liquidity of the Notes as a result of the admission to trading on The Nasdaq Global Market, failure to be approved for listing or the delisting of the Notes, as applicable, may have a material effect on a holder’s ability to resell the Notes in the secondary market.

The indenture governing the Notes will not limit our ability to incur future indebtedness, pay dividends, repurchase securities, engage in transactions with affiliates or engage in other activities, which could adversely affect our ability to pay our obligations under the Notes.

The indenture governing the Notes will not contain any financial maintenance covenants and will contain only limited restrictive covenants. The indenture will not limit our or our subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities, pay dividends or engage in transactions with affiliates. We, therefore, may pay dividends, incur additional debt, including secured indebtedness in certain circumstances or indebtedness by, or other obligations of, our subsidiaries to which the Notes would be structurally subordinated, repurchase securities, engage in transactions with affiliates or engage in other activities, which would adversely affect our ability to pay our obligations under the Notes. Our ability to incur additional indebtedness and use our funds for numerous purposes may limit the funds available to pay our obligations under the Notes. See “Description of the Notes—Certain Covenants.”

We may not be able to repurchase the Notes upon a change of control triggering event

Unless we have exercised our right to redeem the Notes as described in the indenture, upon a change of control triggering event, we will be required to make an offer to each holder of the Notes to repurchase all or any part of such holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. A “change of control triggering event” will occur when there is (i) a change of control involving Nasdaq and (ii) within a specified period in relation to the change of control, the ratings of the Notes are decreased from an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services to below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. If we experience a change of control triggering event, there can be no assurance that we will have sufficient financial resources available at such time to satisfy our obligations to repurchase the Notes. Our failure to purchase the Notes as required under the indenture governing the Notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the Notes. See “Description of the Notes—Repurchase upon Change of Control Triggering Event.”

Holders of the Notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

Investors will have to pay for the Notes in euro. Payments of principal, interest and Additional Amounts, if any, in respect of the Notes are payable by us in euro. An investment in the Notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business activities (the “home currency”) entails significant risks not associated with a similar investment in a security denominated in the home currency.

These include the possibility of:

•	significant changes in rates of exchange between the home currency and the euro;

•	the imposition or modification of foreign exchange controls with respect to the euro; and

•	tax consequences for you as a result of any foreign exchange gains or losses resulting from an investment in the Notes. See “Certain U.S. Federal Income Tax Considerations”.

We have no control over a number of factors affecting notes denominated in a currency other than an investor’s home currency, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the euro, have been highly volatile and this volatility may continue in the future.

Despite measures taken to alleviate credit risk, concerns persist regarding the debt burden of certain member states of the European Monetary Union and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual member states. These and other concerns could lead to the reintroduction of individual currencies in one or more member states, or, in more extreme circumstances, the possible dissolution of the euro entirely. Should the euro dissolve entirely, the legal and contractual consequences for holders of euro-denominated obligations would be determined by laws in effect at such time. The official exchange rate at which the Notes may be redenominated may not accurately reflect their value in euro. These potential developments, or market perceptions concerning these developments and related issues, could adversely affect the value of the Notes.

Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the Notes. Depreciation of the euro against the home currency could result in a decrease in the effective yield of the Notes below the coupon rate, in the investor’s home currency equivalent of the principal payable at the maturity of the Notes and generally in the investor’s home currency equivalent market value of the Notes. Appreciation of the euro in relation to the investor’s home currency would have the opposite effect.

The United Kingdom, the European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of the euro at the time of payment of principal of, interest on, or any redemption payment or Additional Amounts with respect to, the Notes.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the Notes.

On July     , 2021, the closing euro/U.S. dollar rate of exchange was U.S. $         per €        , as reported by Bloomberg L.P.

The Notes permit us to make payments in U.S. dollars if we are unable to obtain euro.

If the euro is unavailable due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then in such circumstances, all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro as determined by us in our sole discretion. There can be no assurance that this exchange rate will be as favorable to holders of notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the indenture governing the Notes. See “Description of the Notes—Euro Notes—Issuance in Euros”.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the Notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the Notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the market exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the Notes would apply New York law. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The Notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such Notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

USE OF PROCEEDS

The net proceeds from the offering of the Notes, after deducting the underwriting discount and our estimated offering expenses, will be approximately €         million. We expect to use the net proceeds from the offering of the Notes, together with available cash balances, to refinance our existing 1.75% Senior Notes due 2023.

DESCRIPTION OF THE NOTES

The     % Senior Notes due 20     (the “Notes”) offered hereby will be issued under an indenture, dated as of June 7, 2013 (the “base indenture”) between Nasdaq, Inc. and Wells Fargo Bank, National Association, as trustee (the “Trustee’) and a twelfth supplemental indenture, to be dated as of                 , 2021 (together with the base indenture, the “indenture”). In this Description of the Notes section, “we,” “us,” “our,” “Nasdaq” or the “Company” and similar words refer to Nasdaq, Inc. and not to any of its subsidiaries.

Because this section is a summary, it does not describe every aspect of the Notes and the indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the Notes and the indenture, including definitions of certain terms used therein. The terms of the Notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the “TIA.” You may obtain copies of the Notes and the indenture by requesting them from us or the Trustee.

General

The Notes:

•	will be senior unsecured obligations of ours;

•

will rank equally in right of payment with all of our other unsubordinated and unsecured indebtedness from time to time outstanding, including our 0.445% Senior Notes due 2022, 4.25% Senior Notes due 2024, 1.75% Senior Notes due 2023, 3.85% Senior Notes due 2026, 1.75% Senior Notes due 2029, 0.875% Senior Notes due 2030, 1.650% Senior Notes due 2031, 2.500% Senior Notes due 2040, 3.25% Senior Notes due 2050, commercial paper issuances and indebtedness under our 2020 Credit Facility;

•	will be structurally subordinated in right of payment to all existing and future obligations of our subsidiaries, including claims with respect to trade payables; and

•

will be effectively subordinated in right of payment to all of our existing and future secured indebtedness and other secured obligations to the extent of the value of the collateral securing any such indebtedness and other obligations.

The Notes will initially be limited to €         million aggregate principal amount. The Notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Principal, Maturity and Interest

The Notes will bear interest at a rate of     % per year. Interest on the Notes will be payable annually in arrears on of each year, beginning on                 , 20    , and will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or the settlement date if no interest has been paid or duly provided for on the Notes), to but excluding the next date on which interest is paid or duly provided for. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. Interest on the Notes will accrue from and including the settlement date and will be paid to holders of record on the day immediately prior to the applicable interest payment date.

The Notes will mature on                 , 20    . On the maturity date of the Notes, the holders will be entitled to receive 100% of the principal amount of such Notes. The Notes will not have the benefit of any sinking fund.

If any interest payment date, redemption date or maturity date falls on a day that is not a business day, then the relevant payment may be made on the next succeeding business day and no interest will accrue because of such delayed payment. With respect to the Notes, when we use the term “business day” we mean any day except a Saturday, a Sunday or a day on which banking institutions in the applicable place of payment are authorized or required by law, regulation or executive order to close.

Claims against the Company for payment of principal, interest and Additional Amounts, if any, on the Notes will become void unless presentment for payment is made (where so required under the indenture) within, in the case of principal and Additional Amounts, if any, a period of ten years or, in the case of interest, a period of five years, in each case from the applicable original date of payment therefor.

Euro Notes—Issuance in Euros

Initial holders of the Notes will be required to pay for the Notes in euros, and principal, premium, if any, and interest payments and additional amounts, if any, in respect of the Notes will be payable in euros. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used.

The amount payable on any date in euros will be converted to U.S. dollars on the basis of the most recently available market exchange rate for euros as determined by us in our sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the indenture or the Notes. Neither the Trustee nor the paying agent will be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

Priority

The Notes will be general unsecured obligations of ours and will rank equally in right of payment with all of our existing and future unsubordinated and unsecured obligations.

Holders of any secured indebtedness and other secured obligations of the Company will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness and other obligations, in the event of any bankruptcy, liquidation or similar proceeding.

As of June 30, 2021, after giving effect to this offering, we would have had approximately $6.4 billion aggregate principal amount of senior unsecured indebtedness outstanding and no material secured indebtedness or other secured obligations outstanding.

We conduct our operations through subsidiaries. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the Notes. The Notes will not be guaranteed by any of our subsidiaries, and will therefore be “structurally” subordinated to all indebtedness and other obligations of our subsidiaries, including claims with respect to trade payables, which may be material. This means that in the event of bankruptcy, liquidation or reorganization of any of our subsidiaries, the holders of Notes will have no direct claim to participate in the assets of such subsidiary but may only recover by virtue of our equity interest in our subsidiaries (except to the extent we have a claim as a creditor of such subsidiary). Holders of all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables and claims of lessors under leases, have the right to be satisfied in full prior to our receipt of any payment as any equity owner of our subsidiaries. As of June 30, 2021, after giving effect to this offering, our direct and indirect subsidiaries would have had no indebtedness outstanding to which the Notes would have been structurally subordinated.

Further Issues

The Notes will constitute a separate series of debt securities under the indenture, initially limited to €        . Under the indenture, we may, without the consent of the holders of the Notes, issue additional Notes of the same or a different series from time to time in the future in an unlimited aggregate principal amount; provided that if any such additional Notes are not fungible with the Notes offered hereby (or any other tranche of additional Notes) for U.S. federal income tax purposes, then such additional Notes will have different ISIN and/or Common Code numbers than the Notes offered hereby (and any such other tranche of additional Notes). The Notes offered hereby and any additional Notes of the same series would rank equally and ratably and would be treated as a single class for all purposes under the indenture. This means that, in circumstances where the indenture provides for the holders of debt securities of any series to vote or take any action, any of the outstanding Notes, as well as any additional Notes that we may issue by reopening such series, will vote or take action as a single class.

Payment of Additional Amounts by a Foreign Successor Issuer

A Foreign Successor Issuer is any entity that is organized in a jurisdiction other than the United States, any state thereof or the District of Columbia and becomes a successor of Nasdaq, Inc. as a result of a merger of Nasdaq, Inc. with and into such entity after the date hereof in accordance with the provisions set forth in “Certain Covenants—Merger, Consolidation or Sale of Assets.”

All payments made under or with respect to the Notes by any Foreign Successor Issuer will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which such Foreign Successor Issuer is organized, resident or doing business for tax purposes or from or through which such Foreign Successor Issuer makes any payment on the Notes, in each case, or any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), unless such Foreign Successor Issuer or any other applicable withholding agent is required to withhold or deduct Taxes by law. For the avoidance of doubt a Relevant Taxing Jurisdiction shall not include the United States, any state thereof or the District of Columbia. If a Foreign Successor Issuer or any other applicable withholding agent is required by law to make any such withholding or deduction, the Foreign Successor Issuer, subject to the exceptions listed below, will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each beneficial owner of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the beneficial owner would have received if such Taxes had not been withheld or deducted (provided that if the applicable withholding agent is a person other than a Foreign Successor Issuer, the Additional Amounts payable by the Foreign Successor Issuer under “—Payment of Additional Amounts by a Foreign Successor Issuer” shall not exceed the Additional Amounts that would have been payable by the Foreign Successor Issuer under “—Payment of Additional Amounts by a Foreign Successor Issuer” had the Foreign Successor Issuer been the applicable withholding agent (i.e., had the Foreign Successor Issuer made payments directly to the applicable beneficial owner of the Notes)).

A Foreign Successor Issuer will not, however, pay Additional Amounts to a holder or beneficial owner of Notes:

(a)

to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the holder’s or beneficial owner’s present or former connection with the Relevant

Taxing Jurisdiction (other than any connection resulting from the acquisition, ownership, holding or disposition of Notes, the receipt of payments thereunder and/or the exercise or enforcement of rights under any Notes);

(b)

to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of Notes, following the Foreign Successor Issuer’s written request addressed to the holder or beneficial owner, to the extent such holder or beneficial owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(c)	with respect to any estate, inheritance, gift, sales, transfer, personal property, wealth or any similar Taxes;

(d)

if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed on such payment had the holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such Note (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or sole beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or sole beneficial owner);

(e)

to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the presentation by the holder or beneficial owner of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(f)

with respect to any withholding or deduction required pursuant to current Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version as described above) or any related fiscal or regulatory legislation, rules or official administrative practice adopted pursuant to any intergovernmental agreement entered into in connection with implementing any of the foregoing; or

(g)	any combination of items (a), (b), (c), (d), (e) and (f).

A Foreign Successor Issuer will (i) make any such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Foreign Successor Issuer will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Foreign Successor Issuer will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Foreign Successor Issuer, such other documentation that provides reasonable evidence of such payment by the Foreign Successor Issuer.

At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Foreign Successor Issuer will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 35th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Foreign Successor Issuer will deliver to the Trustee an officers’ certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. The Foreign Successor Issuer will promptly publish a notice in accordance with the provisions set forth in “—Notices” stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

In addition, a Foreign Successor Issuer will pay any stamp, issue, registration, court, documentation, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time after the merger described above in respect of the execution, issuance, registration or delivery of the Notes or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time after the merger described above as a result of, or in connection with, any payments made pursuant to the Notes and/or the enforcement of the Notes and/or any other such document or instrument.

The obligations described under this heading will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any successor Person to any Foreign Successor Issuer (other than a Person organized under the laws of the United States, any state thereof or the District of Columbia) and to any jurisdiction in which such successor is organized, resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents, or, in each case, any department or political subdivision thereof.

Whenever the applicable indenture or this “Description of the Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such reference includes the payment of Additional Amounts as described hereunder, if applicable.

Redemption

Optional Redemption

The Notes will be redeemable, in whole, at any time, or in part, from time to time, at our option, prior to                 , 20     (the “Par Call Date”) at a redemption price (the “make-whole redemption price”) equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (assuming the Notes matured on the Par Call Date and exclusive of interest accrued and unpaid as of the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Bund Rate (as defined below), plus                  basis points, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. However, if the redemption date is after a record date and on or prior to a corresponding interest payment date, the interest will be paid on the redemption date to the holder of record on the record date.

Notwithstanding the foregoing, at any time on or after the Par Call Date, the Notes will be redeemable, in whole at any time, or in part, from time to time, at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Notice of any redemption will be mailed at least 10 days, but not more than 60 days, before the redemption date to each registered holder of Notes to be redeemed. Any notice of redemption will be given prior to the applicable redemption date and any such notice of redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of securities offerings or other corporate transactions. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes (or portion thereof) to be redeemed on such redemption date.

“Bund Rate” means, with respect to any redemption date, the rate per annum equal to the annual equivalent yield to maturity of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date.

“Comparable German Bund Issue” means that German Bundesanleihe security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the Notes.

“Comparable German Bund Price” means, with respect to any redemption date, (i) the average of four Reference German Bund Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference German Bund Dealer Quotations or (ii) if the Quotation Agent obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations.

“Quotation Agent” means a Reference German Bund Dealer appointed by us.

“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities selected by us in good faith.

“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference German Bund Dealer at 3:30 p.m., Frankfurt, Germany time, on the third business day preceding such redemption date.

If we elect to redeem less than all of the Notes, and such Notes are at the time represented by a global note, then the depositary will select by lot the particular interests to be redeemed. If we elect to redeem less than all of the Notes, and any of such Notes are not represented by a global note, then the Trustee will select the particular Notes to be redeemed in a manner it deems appropriate and fair (and the depositary will select by lot the particular interests in any global note to be redeemed).

We may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.

Tax Redemption

If, as a result of:

(a)

any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction which is announced and becomes effective after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date); or

(b)

any amendment to, or change in, the official application or official interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction which is announced and becomes effective after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date), such Foreign Successor Issuer would be obligated to pay, on the next date for any payment, Additional Amounts as described above under “—Payment of Additional Amounts by a Foreign Successor Issuer” with respect to the Relevant Taxing Jurisdiction, which such Foreign Successor Issuer reasonably determines it cannot avoid by the use of reasonable measures available to it, then such Foreign Successor Issuer may redeem all, but not less than all, of the Notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Prior to the giving of any notice of redemption described in this paragraph, a Foreign Successor Issuer will deliver to the Trustee:

(c)

a certificate signed by an officer of such Foreign Successor Issuer stating that the obligation to pay the Additional Amounts cannot be avoided by such Foreign Successor Issuer’s taking reasonable measures available to it; and

(d)

a written opinion of independent legal counsel to such Foreign Successor Issuer of recognized standing to the effect that such Foreign Successor Issuer has or will become obligated to pay such Additional Amounts as a result of a change, amendment, official interpretation or application described above.

A Foreign Successor Issuer will deliver a notice of any optional redemption of the Notes described above to each registered holder of the Notes in accordance with the provisions of the indenture described under “—Notices.” No such notice of redemption may be given more than 60 days before or 365 days after the Foreign Successor Issuer first becomes liable to pay any Additional Amounts.

Repurchase upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs with respect to the Notes, unless we have exercised our right to redeem the Notes as described under “—Optional Redemption” or “—Tax Redemption,” we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to €100,000 or any integral multiple of €1,000 in excess thereof) of each holder’s Notes pursuant to the offer described below (the “Change of Control Offer”).

In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event with respect to the Notes or, at our option, prior to any Change of Control (as defined below) but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, we will be required to mail a notice to holders of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by such Notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of such Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes or the indenture, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes or the indenture by virtue of such conflict.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent for the Notes an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the Trustee or the paying agent for the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The paying agent for the Notes will be required to promptly mail, to each holder who properly tendered Notes, the purchase price for such Notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. In addition, we will not purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture, other than a default in the payment of the Change of Control Payment.

“Below Investment Grade Rating Event” with respect to the Notes means the ratings of the Notes are decreased from an Investment Grade Rating by each of the Rating Agencies to below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of “Change of Control Triggering Event” hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the holders of the Notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than us or one of our Subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (4) the first day on which a majority of the members of our board of directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person or Group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event occurring in respect of that Change of Control.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the Notes; or (2) was nominated or approved for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, approval, election or appointment (either by a specific vote or by approval of the proxy statement issued by us in which such member was named as a nominee for election as a director). “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, firm, limited liability company, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a) (62) of the Exchange Act, that we select (as certified by an executive officer of ours) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings Services (a division of S&P Global Inc.) or any successor to the rating agency business thereof.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The definition of “Change of Control” includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to purchase your Notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets may be uncertain.

Certain Covenants

The indenture will contain, among others, the following covenants:

Merger, Consolidation or Sale of Assets

Under the terms of the indenture, we will be permitted to consolidate or merge with another entity or to sell, transfer or otherwise convey all or substantially all of our assets to another entity, subject to our meeting all of the following conditions:

•

the resulting entity (if other than us) must (x) be a Person organized under the laws of any U.S. jurisdiction, the United Kingdom or any country that is a member country of the European Union on the issue date of the Notes and (y) deliver a supplemental indenture by which such surviving entity expressly assumes our obligations under the indenture; and

•

immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing.

In the event that we consolidate or merge with another Person or sell all or substantially all of our assets to another Person, the surviving Person will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Limitations on Liens

We may not, and may not permit any of our Significant Subsidiaries (as defined below) to, create or permit to exist any Lien (as defined below) on any Principal Property (as defined below) of ours or any of our Significant Subsidiaries (or on any stock of a Significant Subsidiary), whether owned on the date of issuance of the Notes or thereafter acquired, to secure any Indebtedness (as defined below) (any such Lien, a “Subject Lien”), unless we contemporaneously secure the Notes (together with, if we so determine, any other Indebtedness of or guaranty by us or such Significant Subsidiary then existing or thereafter created that is not subordinated to the Notes) equally and ratably with (or, at our option, prior to) that obligation.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures or other instruments for money borrowed or any borrowed money or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind. We will not, however, be required to secure the Notes if the Lien consists of one or more Permitted Liens (as defined below). Under the indenture, “Permitted Liens” of any person will be defined as:

(a)

Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c)

Liens incurred or pledges or deposits made in compliance with workers’ compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)

Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e)

judgment Liens in respect of judgments, decrees, orders of any court or in connection with legal proceedings or actions at law or in equity that do not constitute an Event of Default under the indenture;

(f)

Liens arising in connection with the operations of us or any Subsidiary relating to clearing, depository, matched principal, regulated exchange or settlement activities, including without limitation, Liens on securities sold by us or any of our Subsidiaries in repurchase agreements, reverse repurchase agreements, sell-buy-back and buy-sell-back agreements, securities lending and borrowing agreements and any other similar agreement or transaction entered into in the ordinary course of clearing, depository, matched principal and settlement operations or in the management of liabilities;

(g)

Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after the date of this prospectus supplement, (B) (i) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary or (ii) was incurred pursuant to contractual commitments entered into before such Subsidiary became a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or extended to any other assets other than those owned by the entity becoming a Subsidiary;

(h)	any Lien existing on the issue date of the Notes;

(i)

Liens upon fixed, capital, real and/or tangible personal property acquired after the date hereof (by purchase, construction, development, improvement, capital lease, Synthetic Lease or otherwise) by us or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(j)	Liens in favor of us or any Subsidiary;

(k)	Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(l)

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (f), (g), (h), (i), (j) and (k); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(m)

Liens securing our obligations or those of any Subsidiary of ours in respect of any swap agreements or other hedging arrangements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve clearing, depository, regulated exchange or settlement activities in respect thereof;

(n)

easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of us and our Subsidiaries taken as a whole;

(o)

Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program; and

(p)

Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by the subsection “—Merger, Consolidation or Sale of Assets”).

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset which is owned or leased by us or any of our Significant Subsidiaries the net book value of which on the date as of which the determination is being made exceeds 2% of our Consolidated Net Tangible Assets, unless our board of directors has determined in good faith that such office, facility or capital asset is not of material importance to the total business conducted by us and our Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction (as defined below) or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Significant Subsidiary” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which we and/or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under United States generally accepted accounting principles, but the liabilities under which are or would be characterized as indebtedness for tax purposes.

Limitations on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction (as defined below) with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (y) any such Sale and Lease-Back Transaction between us and one of our Subsidiaries or between our Subsidiaries, unless: (a) we or such Significant Subsidiary would be entitled to incur Indebtedness secured by a lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt (as defined below) with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes, pursuant to the covenant described above under the caption “—Limitations on Liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the Notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of us or of one of our Subsidiaries (other than Indebtedness that is subordinated to the Notes or Indebtedness owed to us or one of our Subsidiaries) that matures more than 12 months after its creation (including any such Indebtedness that by its terms is renewable or extendible beyond 12 months from the date of its creation, at the option of the borrower) or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person.

Excepted Indebtedness

Notwithstanding the limitations on Liens and Sale and Lease-Back Transactions described above, and without limiting our or any Significant Subsidiary’s ability to issue, incur, create, assume or guarantee Indebtedness secured by Permitted Liens, we and any Significant Subsidiary will be permitted to incur Indebtedness secured by a Lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two sections entitled “Certain Covenants—Limitations on Liens” and “Certain Covenants—Limitations on Sale and Lease-Back Transactions,” if at the time the

Indebtedness is incurred and after giving effect to this Indebtedness and to the retirement of Indebtedness which is being retired substantially concurrently therewith, the sum of (a) the aggregate principal amount of all Indebtedness secured by Subject Liens other than Permitted Liens and (b) the Attributable Debt of all our Sale and Lease-Back Transactions not otherwise permitted by the provisions described under “Certain Covenants—Limitations on Sale and Lease-Back Transactions,” does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

“Consolidated Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves) of the Company and its Subsidiaries after deducting therefrom (a) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company’s most recent consolidated balance sheet as at the end of its fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with United States generally accepted accounting principles.

Events of Default

Holders of the Notes will have specified rights if an Event of Default (as defined below) occurs.

The term “Event of Default” in respect of the Notes means any of the following:

(1)	we do not pay interest on any of the Notes within 30 days of its due date;

(2)	we fail to pay the principal (or premium, if any) of any Note, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(3)	failure by us to comply with our obligations under “Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)

we remain in breach of a covenant or warranty in respect of the indenture or the Notes (other than a covenant included in the indenture solely for the benefit of debt securities of another series) for 90 days after we receive a written notice of default, which notice must be sent by either the Trustee or holders of at least 25% in principal amount of the outstanding Notes;

(5)	we file for bankruptcy, or other events of bankruptcy, insolvency or reorganization specified in the indenture;

(6)

we default on any indebtedness of ours or of a Significant Subsidiary having an aggregate amount of at least $200,000,000, constituting a default either of payment of principal when due and payable or which results in acceleration of the indebtedness unless the default has been cured or waived or the indebtedness discharged in full within 60 days after we have been notified of the default by the Trustee or holders of at least 25% in principal amount of the outstanding Notes; or

(7)

one or more final judgments for the payment of money in an aggregate amount in excess of $200,000,000 above available insurance or indemnity coverage shall be rendered against us or any Significant Subsidiary and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed.

If an Event of Default (other than an Event of Default specified in clause (5) above) with respect to the Notes has occurred, the Trustee or the holders of at least 25% in principal amount of the Notes may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, the Notes to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of the Notes required for such declaration if the Event of Default is the Company’s bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the Notes may also waive certain past defaults under the indenture with respect to the Notes on behalf of all of the holders of the Notes. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of the Notes and the Trustee.

Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the indenture at the request of holders unless the holders offer the Trustee protection from expenses and liability satisfactory to the Trustee. If an indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders of the Notes are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the Notes, the following must occur:

•	such holders must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•

holders of at least 25% in principal amount of the Notes must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the Notes on or after the due date.

Modification of the Indenture and Waiver of Rights of Holders

Under certain circumstances, we can make changes to the indenture and the Notes. Some types of changes require the approval of each holder of Notes, some require approval by a vote of a majority of the holders of the Notes, and some changes do not require any approval at all.

Changes Requiring Approval of All Holders

First, there are changes that cannot be made to the Notes without the approval of holders of all Notes. These include changes that:

(1)	reduce the percentage of holders of Notes who must consent to a waiver or amendment of the indenture;

(2)	reduce the rate of interest on any Note or change the time for payment of interest;

(3)	reduce the principal or premium due on the Notes or change the stated maturity date of the Notes;

(4)	change the place or currency of payment on a Note;

(5)	change the right of holders of Notes to waive an existing default by majority vote;

(6)	modify the provisions of the indenture with respect to the ranking of the Notes in a manner adverse to the holders of the Notes;

(7)	impair the right of the holders of Notes to sue for payment; or

(8)	make any change to this list of changes.

Changes Requiring a Majority Vote

The second type of change to the indenture and the Notes requires a vote in favor by holders owning a majority of the principal amount of the Notes. Most changes fall into this category, except as described above under “—Changes Requiring Approval of All Holders” and below under “—Changes Not Requiring Approval.” A majority vote of holders of Notes is required to waive any past default, except a failure to pay principal, premium or interest or a default in the certain covenants and provisions of the indenture that cannot be modified or waived without the consent of each holder of Notes as described above under “—Changes Requiring Approval of All Holders.”

Changes Not Requiring Approval

The third type of change does not require any vote by holders of outstanding Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding Notes in any material respect. These include changes for, among other things, the following purposes:

(1)

to add to the covenants and agreements of the Company and to add events of default, in each case for the protection or benefit of the holders of the Notes, or to surrender any right or power in the indenture conferred upon the Company;

(2)

to delete or modify any events of default with respect to the Notes, the form and terms of which are being established as permitted by the indenture, and to specify the rights and remedies of the Trustee and the holders of the Notes in connection therewith;

(3)

to add to or change any of the provisions of the indenture to provide, change or eliminate any restrictions on the payment of principal of or premium, if any, on the Notes; provided that any such action shall not adversely affect the interests of the holders of the Notes in any material respect;

(4)

to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there are no outstanding Notes created prior to the execution of such supplemental indenture that are entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(5)

to evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the Notes and in the indenture or any supplemental indenture;

(6)

to evidence and provide for the acceptance of appointment under the indenture by a successor Trustee with respect to the Notes and to add to or change any of the provisions of the indenture as shall be necessary for or facilitate the administration of the trusts under the indenture by more than one Trustee, pursuant to the requirements of the indenture;

(7)	to secure the Notes;

(8)

to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any indenture supplemental thereto which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture or to conform the terms of the indenture, as amended and supplemented, that are applicable to the Notes of such series to the description of the terms of the Notes in this prospectus supplement;

(9)	to add to or change or eliminate any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

(10)	to add guarantors or co-obligors with respect to such series of the Notes or to release guarantors from their guarantees of the Notes in accordance with the terms of the Notes; or

(11)	to make any change in the Notes that does not materially adversely affect in any material respect the interests of the holders of Notes.

Defeasance and Covenant Defeasance

We may elect either (i) to defease and be discharged from any and all obligations with respect to the Notes (except as otherwise provided in the indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants that are described in the indenture (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment in the opinion of a nationally recognized firm of certified public accountants, to pay the principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. We may exercise our defeasance option with respect to the Notes notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

If we exercise our covenant defeasance option, payment of the Notes may not be accelerated by reference to any covenant from which we are released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Satisfaction and Discharge

The indenture will at our request be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes, when:

1.	either:

(A)

all Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B)

all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we have deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Notes that have become due and payable) or to the maturity date or redemption date, as the case may be; provided that upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit on the redemption date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the redemption date (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable

Premium Deficit shall be set forth in an officers’ certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

2.	we have paid all other sums payable under the indenture by us; and

3.

we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

The Trustee and Transfer and Paying Agent

Wells Fargo Bank, National Association, acting through its corporate trust office at 150 East 42nd Street, New York, New York 10017, is the Trustee for the Notes. HSBC Bank USA, National Association, acting through its office at 452 Fifth Avenue, New York, New York, 10018, is acting as the registrar and transfer agent for the Notes (the “Transfer Agent”). The Notes will be transferable at the office of the Transfer Agent. HSBC Bank USA, National Association, acting through its office at 452 Fifth Avenue, New York, New York, 10018, is acting as the paying agent for the Notes. Principal and interest on the Notes will be payable at the office of the paying agent. We may, however, pay interest by check mailed to registered holders of the Notes. At the maturity of the Notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such Notes at the office of the Trustee. Any references to the Trustee making payments or holding funds in trust on behalf of any holder shall also include the paying agent.

No service charge will be made for any transfer or exchange of the Notes, but we may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

In specific instances, we or the holders of a majority of the then outstanding principal amount of the Notes may remove the Trustee and appoint a successor Trustee. The Trustee may become the owner or pledgee of the Notes with the same rights, subject to conflict of interest restrictions, it would have if it were not the Trustee. The Trustee and any successor trustee must be eligible to act as trustee under Section 310(a)(1) of the TIA and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the Trustee may also serve as trustee under other indentures relating to securities issued by us or our subsidiaries and may engage in commercial transactions with us and our subsidiaries.

Notices

Notices to holders of Notes will be given by mail to the addresses of such holders as they appear in the security register.

Title

We, the Trustee and any agent of ours may treat the registered owner of any Notes as the absolute owner thereof (whether or not the Notes shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Notes

We will replace any mutilated Note at the expense of the holders upon surrender to the Trustee. We will replace Notes that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen Note, an indemnity or security satisfactory to us and the Trustee may be required at the expense of the holder of the Note before a replacement Note will be issued.

Governing Law

The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof.

Book Entry System; Global Notes

The Notes will be issued in the form of one or more global notes, in fully registered form, each of which we refer to as a “global note”. Each such global note will be deposited with the common depositary for Clearstream and Euroclear (the “Common Depositary”), and registered in the name of the Common Depositary or its nominee. We will not issue certificated securities to you for the Notes you purchase, except in the limited circumstances described below.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interest will be effected, through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Should certificates be issued to individual holders of the Notes, a holder of Notes who, as a result of trading or otherwise, holds a principal amount of Notes that is less than the minimum denomination of Notes would be required to purchase an additional principal amount of Notes such that its holding of Notes amounts to the minimum specified denomination. Investors may hold Notes directly through Clearstream or Euroclear, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg, and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium.

Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by Clearstream or Euroclear and their participants. When you purchase Notes through the Clearstream or Euroclear systems, the purchases must be made by or through a direct or indirect participant in the Clearstream or Euroclear system, as the case may be. The participant will receive credit for the Notes that you purchase on Clearstream’s or Euroclear’s records, and, upon its receipt of such credit, you will become the beneficial owner of those Notes. Your ownership interest will be recorded only on the records of the direct or indirect participant in Clearstream or Euroclear, as the case may be, through which you purchase the Notes and not on Clearstream’s or Euroclear’s records.

Neither Clearstream nor Euroclear, as the case may be, will have any knowledge of your beneficial ownership of the Notes. Clearstream’s or Euroclear’s records will show only the identity of the direct participants and the amount of the Notes held by or through those direct participants.

You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from Clearstream or Euroclear. You should instead receive those documents from the direct or indirect participant in Clearstream or Euroclear through which you purchase the Notes.

As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The paying agent will wire payments on the Notes to the Common Depositary as the holder of the global notes. The Trustee, the paying agent and we will treat the Common Depositary or any successor nominee to the Common Depositary as the owner of the global notes for all purposes.

Accordingly, the Trustee, the paying agent and we will have no direct responsibility or liability for any aspect of the records relating to or payments made on account of Notes by Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes. Any redemption or other notices with respect to the Notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which you hold your beneficial interest in the Notes.

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global notes for all purposes under the indenture and the Notes. Payments of principal, interest and Additional Amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

Distributions of principal, interest and Additional Amounts, if any, with respect to the global notes will be credited in euro to the extent received by Euroclear or Clearstream to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear system on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear system on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear system is used.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired date.

Any secondary market trading of book-entry interests in the Notes will take place through participants in Clearstream and Euroclear in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds. Owners of book-entry interests in the Notes will receive payments relating to their Notes in euro.

Clearstream and Euroclear

We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that Clearstream is a limited liability company organized under Luxembourg law as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

We understand that the Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters, the Trustee or the paying agent takes any responsibility for these operations or procedures, and you are urged to contact Clearstream and Euroclear or their participants directly to discuss these matters.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below and collectively referred to as “Holders”) with respect to the purchase, ownership and disposition of the Notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Code, the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and current administrative rulings and practice, all as in effect and available as of the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect. Any such change or different interpretation could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their individual circumstances or the U.S. federal income tax considerations applicable to Holders that are subject to special treatment under the U.S. federal income tax laws (including, for example, entities treated as partnerships for United States federal income tax purposes or partners or members therein, individual retirement and other tax-deferred accounts, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, real estate investment trusts, cooperatives, traders in securities that elect a mark-to-market method of accounting, holders liable for the alternative minimum tax, tax-exempt entities or qualified retirement plans, common trust funds, U.S. expatriates, “controlled foreign corporations”, “passive foreign investment companies”, U.S. Holders holding the Notes through non-U.S. brokers or other intermediaries, non-U.S. trusts and estates that have U.S. beneficiaries, dealers or traders in securities or currencies, persons required to recognize any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement, and persons in special situations, such as those who hold the Notes as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment comprised of the Notes and one or more other investments). This discussion applies only to Holders that purchase Notes in the initial offering at their original “issue price” (i.e., the first price at which a substantial amount of the Notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold Notes as “capital assets” within the meaning of the Code (generally, property held for investment). This discussion does not address tax considerations applicable to subsequent purchasers of the Notes. In addition, this discussion does not describe any tax considerations of the purchase, ownership or disposition of the Notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and does not address any U.S. federal tax laws other than those pertaining to the income tax (such as the U.S. federal gift or estate tax), nor does it address any state, local or foreign tax considerations. This discussion also does not address tax considerations to U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar. No assurance can be given that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

This discussion is for general information only and is not intended to constitute a complete description of all tax considerations relating to the purchase, ownership and disposition of Notes. Prospective purchasers of the Notes should consult their own tax advisors concerning the particular tax consequences to them of acquiring, owning and disposing of the Notes, as well as the application and effect of any state, local and foreign income and other tax laws.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in or organized under the law of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Notes, the U.S. federal income tax treatment of a partner in such entity will generally depend upon the status of the partner and the activities of the entity. A Holder of Notes that is a partnership and partners in such a partnership should consult their own tax advisors concerning the U.S. federal income tax consequences to them of acquiring, owning and disposing of Notes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSIDERATIONS TO IT OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

Interest

It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury Regulations). Interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

The amount of interest paid with respect to a Note held by a U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes is the U.S. dollar value of the amount of interest paid translated at the spot exchange rate in effect on the date such payment is received by such U.S. Holder, regardless of whether the payment is in fact converted into U.S. dollars on such date. A U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes will generally not recognize any foreign currency exchange gain or loss upon receipt of any interest payment with respect to a Note.

A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes is required to include in income the U.S. dollar value of interest on a Note held by such U.S. Holder that accrued during the relevant accrual period. The U.S. dollar value of such accrued interest income is generally determined by translating such interest income at the average rate of exchange for such accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year). Alternatively, such U.S. Holder may elect to translate such interest income at the spot exchange rate on the last day of such accrual period (or, in the case of an accrual period that spans two taxable years, the last day of the partial period within the taxable year) or if the last day of an accrual period is within five business days of the date of receipt of the payment in respect of the related accrued interest, a U.S. Holder that has made such election may translate such accrued interest using the spot exchange rate on the date of receipt of such payment. The above election will apply to all debt obligations that a U.S. Holder holds at the beginning of the first taxable year to which the election applies and to all debt instruments that the U.S. Holder subsequently acquires. A U.S. Holder may not revoke this election without the consent of the IRS. A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will generally recognize foreign currency exchange gain or loss with respect to such accrued interest income on the date the payment in respect of such interest income is received (including amounts received upon a disposition of a Note attributable to accrued by unpaid interest) if there is any difference between the exchange rate used to determine such interest income and the exchange rate on the date such payment is received (or the Note is disposed of). Such foreign currency exchange gain or loss will generally be treated as ordinary income or loss from sources within the United States. If such U.S. Holder receives a payment of interest in U.S. dollars, then the U.S. dollar amount received may not be equal to the U.S. dollar amount required to be recognized as interest income under the rules discussed above. Any difference between such amounts will give rise to foreign currency exchange gain or loss and be taxed as described above.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

A U.S. Holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note (collectively, a “Disposition”) equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such Disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under “—Interest”) and (b) such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note will generally be equal to the amount that such U.S. Holder paid for the Note, determined in U.S. dollars.

A U.S. Holder that receives euro on the Disposition of a Note will generally have an amount realized equal to the U.S. dollar value of such euro translated at the spot rate of exchange on the date of such Disposition (or, if such Note is treated as traded on an established securities market, on the settlement date in the case of a cash basis or electing accrual basis taxpayer). A U.S. Holder will generally realize foreign currency exchange gain or loss upon such Disposition of a Note (as ordinary income or loss from sources within the United States) if there is any difference between (i) the spot rate of exchange on the date such U.S. Holder acquired such Note and (ii) the spot rate of exchange on the date such Note is disposed of or the date the payment in respect of such Disposition is received, as applicable. Such foreign currency exchange gain or loss, together with any foreign currency exchange gain or loss realized on such Disposition in respect of accrued interest, will generally be realized only to the extent of the total gain or loss realized by such U.S. Holder on such Disposition. Any such total gain or loss not treated as foreign currency exchange gain or loss will be capital gain or loss, and will, if at the time of such Disposition, the U.S. Holder held the Note for a period of more than one year, be long-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are generally subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder that determines its amount realized in connection with the Disposition of a Note by reference to the spot rate of exchange on the date of such Disposition (rather than on the settlement date) may recognize additional foreign currency exchange gain or loss upon receipt of euro from such Disposition.

Conversion or Other Taxable Disposition of Foreign Currency

A U.S. Holder generally will have a basis in the euro received as interest on or upon a Disposition of a Note equal to the U.S. dollar value of such euro when the interest is received or at the time of the Disposition. On conversion or other taxable disposition of such euro, such U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of U.S. dollars or the fair market value in U.S. dollars of any other property received and (ii) such U.S. Holder’s tax basis in such euro. Any such gain or loss generally will be treated as ordinary income or loss from sources within the United States.

Reportable Transactions

A U.S. Holder that participates in any “reportable transaction” (as defined in applicable Treasury Regulations) must attach to its U.S. federal income tax return a disclosure statement on IRS Form 8886. U.S. Holders should consult their own tax advisors as to the possible obligation to file IRS Form 8886 reporting foreign currency exchange loss arising from the Notes or any amounts received with respect to the Notes and the penalties for noncompliance.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Foreign Account Tax Compliance Act”, payments of interest on the Notes to a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption”, provided that:

(1)	such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States;

(2)

the Non-U.S. Holder does not actually or constructively own stock possessing 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code and the Treasury Regulations;

(3)	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

(4)

either (A) the Non-U.S. Holder provides its name and address, and certifies on IRS Form W-8BEN or W-8BEN-E (or a substantially similar form), under penalties of perjury, that it is not a U.S. person and that no withholding is required pursuant to FATCA (discussed below) or (B) a securities clearing organization or other eligible financial institution holding the Note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that it has received the required certification from the Non-U.S. Holder and furnishes the withholding agent with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to such Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Interest paid to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States), generally will not be subject to the U.S. federal withholding tax discussed above, provided that the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI or other applicable Form W-8 (or successor form) and renews such certificate periodically as required by the Treasury Regulations. Instead, any interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States) generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits”, subject to certain adjustments.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Any gain realized on the Disposition of a Note by a Non-U.S. Holder (other than amounts properly attributable to accrued and unpaid interest, which generally will be treated as described under “—Non-U.S. Holders—Payments of Interest”) will generally not be subject to U.S. federal income or withholding tax, unless (i) such Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the Disposition and certain other conditions are met, in which event such gain (net of certain U.S.-source capital losses, if any, of the Non-U.S. Holder) will generally be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty) or (ii) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which event such gain generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person and a Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits”, subject to certain adjustments.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code, together with Treasury Regulations and official IRS guidance (such provisions, regulations and guidance commonly known as the “Foreign Account Tax Compliance Act” or “FATCA”), a U.S. federal withholding tax of 30% generally is imposed on any U.S.-source interest paid to (i) a “foreign financial institution” (as specifically defined under FATCA) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) certain other foreign entities unless such entity provides the withholding agent with a certification identifying its direct and indirect “substantial United States owners” (as defined under FATCA) or alternatively, provides a certification that no such owners exist and, in either case, complies with certain other requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules and properly certifies its exempt status to a withholding agent or is deemed to be in compliance with FATCA. Application of this FATCA tax does not depend on whether the payment otherwise would be exempt from U.S. federal withholding tax under the other exemptions described above and whether the payee is a beneficial owner or intermediary with respect to the payment. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective Non-U.S. Holders should consult with their own tax advisors regarding the implications of FATCA on their investment in the Notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                , 2021, the underwriters named below, for whom Morgan Stanley & Co. International plc, Merrill Lynch International, J.P. Morgan Securities plc, Goldman Sachs & Co. LLC and Skandinaviska Enskilda Banken AB (publ) are acting as representatives (the “Representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective aggregate principal amount of Notes listed opposite their names below.

Underwriter	Principal Amount of Notes
Morgan Stanley & Co. International plc	€
Merrill Lynch International	€
J.P. Morgan Securities plc	€
Goldman Sachs & Co. LLC	€
Skandinaviska Enskilda Banken AB (publ)	€
Total	€

Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the Notes, then the underwriters are committed to purchase all of the Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or this offering may be terminated.

The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price or any other term of this offering may be changed. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The aggregate proceeds to us are set forth on the cover page hereof before deducting our expenses in offering the Notes. We estimate that the total expenses of this offering, excluding the underwriting discount, will be approximately €                .

The following table shows the underwriting discount to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes):

Paid by us
Per Note		%
Total for the Notes	€

From the date of this prospectus supplement until                     , 2021, we will not, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

The Notes are new securities for which there is currently no established market. We intend to apply to list the Notes on The Nasdaq Global Market. There can be no assurance that this application will be accepted. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the Notes or cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the         business day following the pricing of the Notes. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes prior to the date that is two business days prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will settle in T+        , to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the notes prior to the date that is two business days prior to delivery hereunder should consult their advisors.

Selling Restrictions

This prospectus supplement does not constitute an offer by, or an invitation by or on behalf of, us or the underwriters or any other person to subscribe for any of the Notes, or the solicitation of an offer to subscribe for any of the Notes. No action has been taken by us or any of the underwriters that would, or is intended to, permit a public offer of the Notes or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the Notes in any country or jurisdiction where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any Notes or have in its possession, distribute or publish any offering circular, prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of Notes by it will be made on the same terms.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom

In the United Kingdom, this prospectus supplement and any other material in relation to the debt securities described in this prospectus supplement are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the UK Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” In the United Kingdom, the Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents. The debt securities described in this prospectus supplement are not being offered to the public in the United Kingdom.

Prohibition of Sales to United Kingdom Retail Investors. The debt securities described in this prospectus supplement are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”), (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of such debt securities in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of such debt securities. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

United Kingdom MiFIR Product Governance/Professional Investors and Eligible Counterparties Only Target Market. Solely for the purposes of the product approval process of each manufacturer for the purposes of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (each a “UK Manufacturer” and, together, the “UK Manufacturers”), the target market assessment in respect of the debt securities described in this prospectus supplement has led to the conclusion that: (i) the target market for such debt securities is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”) and (ii) all channels for distribution of such debt securities to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending such debt securities (a “distributor”) should take into consideration the UK Manufacturer’s target market assessment; however, a distributor subject to the UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of such debt securities (by either adopting or refining the UK Manufacturer’s target market assessment) and determining appropriate distribution channels.

European Economic Area

Prohibits on Sales to European Economic Area Retail Investors. The debt securities described in this prospectus supplement are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”), (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (iii) not a qualified investor as defined in the Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering, selling or distributing the debt securities described in this prospectus supplement or otherwise making them available to retail investors in the EEA has been prepared and therefore offering, selling or distributing such debt securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of such debt securities in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of such debt securities. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

MiFID II Product Governance/Profession Investors and Eligible Counterparties Only Target Market. Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the debt securities described in this prospectus supplement has led to the conclusion that: (i) the target market for such debt securities is eligible counterparties and professional clients only, each as defined in MiFID II and (ii) all channels for distribution of such debt securities to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending such debt securities (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of such debt securities (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or “FIEL,” and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

The Notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the Notes may not be resold to Korean residents unless the purchaser of the Notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the Notes.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law; or (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters may make offers and sales through certain affiliates of the underwriters. One or more of the underwriters may sell through affiliates or other appropriately licensed entities for sales of the Notes in jurisdictions in which they are not otherwise permitted.

The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses. In addition, affiliates of certain underwriters act as agents and/or lenders under our 2020 Credit Facility.

Certain of the underwriters and/or their affiliates are holders of our existing 1.75% Senior Notes due 2023, and, as a result of the contemplated use of proceeds from this offering of the Notes, will receive a portion of the proceeds from this offering

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

LEGAL MATTERS

Certain legal matters in connection with the Notes offered under this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nasdaq, Inc. appearing in Nasdaq, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2020, and the effectiveness of Nasdaq, Inc.’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or through our web site at http://ir.nasdaq.com/financials/sec-filings. Our website is not incorporated into or otherwise a part of this prospectus or any of our other securities filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until all of the Notes offered by this prospectus supplement and the accompanying prospectus are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2020;

•

portions of our definitive proxy statement on Schedule 14A filed on April 27, 2021 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021; and

•

our Current Reports on Form 8-K filed on January 27, 2021 (Item 8.01 only), February 2, 2021, February  11, 2021, April 21, 2021 (Item 8.01 only), May  3, 2021, June 17, 2021, June 25, 2021 and both Current Reports on Form 8-K filed on July 21, 2021 (Item 8.01 only).

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may obtain a copy of these filings and any other filings incorporated by reference at no cost, by writing or telephoning us at the following address:

Nasdaq, Inc.

151 W. 42nd Street

New York, New York 10036

(212) 401-8700

email: investor.relations@nasdaq.com

Prospectus

NASDAQ, INC.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Subscription Rights

Purchase Contracts

and

Purchase Units

We may offer, issue and sell, together or separately:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in one or more series;

•	depositary receipts, representing fractional shares of our preferred stock, which are called depositary shares;

•	debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities;

•	warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	purchase contracts to purchase shares of our common stock, shares of our preferred stock or our debt securities; and

•

purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities, or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 6 before you make your investment decision.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling securityholders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on The Nasdaq Stock Market under the trading symbol “NDAQ.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms “Nasdaq, Inc.,” the “Company,” “we,” “our” and “us” refer to Nasdaq, Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the fiscal year ended 2020, filed with the SEC on February 23, 2021;

•	our Current Reports on Form 8-K filed with the SEC on January 27, 2021 (Item 8.01 only), February 2, 2021, February 11, 2021 and April 21, 2021 (Item 8.01 only);

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended 2020 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 27, 2021; and

•

the description of our common stock contained in our Current Report on Form 8-K filed with the SEC on April 27, 2018, including any amendments or reports filed for the purpose of updating such description (including the “Description of Securities” included as Exhibit 4.17 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 23, 2021).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write, telephone or email us at the following address:

Nasdaq, Inc.

151 W. 42nd Street

New York, New York 10036

(212) 401-8700

email: investor.relations@nasdaq.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend that the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 apply to these forward-looking statements. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. Words such as “may,” “will,” “could,” “should,” “anticipates,” “envisions,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words or terms of similar substance used in connection with any discussion of future expectations as to industry and regulatory developments or business initiatives and strategies, future operating results or financial performance, and other future developments are intended to identify forward-looking statements. These include, among others, statements relating to:

•	our strategic direction;

•	the integration of acquired businesses, including accounting decisions relating thereto;

•	the scope, nature or impact of acquisitions, divestitures, investments, joint ventures or other transactional activities;

•	the effective dates for, and expected benefits of, ongoing initiatives, including transactional activities and other strategic, restructuring, technology, de-leveraging and capital return initiatives;

•	our products and services;

•	the impact of pricing changes;

•	tax matters;

•	the cost and availability of liquidity and capital;

•	any litigation, or any regulatory or government investigation or action, to which we are or could become a party or which may affect us; and

•

the potential impact of the COVID-19 pandemic and the response of governments and other third parties on our business, operations, results of operations, financial condition, workforce or the operations or decisions of our customers, suppliers or business partners.

Forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following:

•	our operating results may be lower than expected;

•

our ability to successfully integrate acquired businesses or divest sold businesses or assets, including the fact that any integration or transition may be more difficult, time consuming or costly than expected, and we may be unable to realize synergies from business combinations, acquisitions, divestitures or other transactional activities;

•	loss of significant trading and clearing volumes or values, fees, market share, listed companies, market data customers or other customers;

•	our ability to develop and grow our non-trading businesses, including our technology and analytics offerings;

•	our ability to keep up with rapid technological advances and adequately address cybersecurity risks;

•	economic, political and market conditions and fluctuations, including interest rate and foreign currency risk, inherent in U.S. and international operations;

•	the performance and reliability of our technology and technology of third parties on which we rely;

•	any significant error in our operational processes;

•	our ability to continue to generate cash and manage our indebtedness; and

•	adverse changes that may occur in the litigation or regulatory areas, or in the securities markets generally, or increased regulatory oversight domestically or internationally.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the uncertainty and any risk related to forward-looking statements that we make. These risk factors are discussed under the caption “Item 1A. Risk Factors,” in our Annual Report on Form 10-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. You should carefully read our entire Annual Report on Form 10-K, including “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes contained therein. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statement, release publicly any revisions to any forward-looking statements or report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THE COMPANY

Nasdaq is a global technology company serving the capital markets and other industries. Our diverse offerings of data, analytics, software and services enables clients to optimize and execute their business vision with confidence.

We manage, operate and provide our products and services in four business segments: Market Services, Corporate Platforms, Investment Intelligence and Market Technology.

Market Services

Our Market Services segment includes our Equity Derivative Trading and Clearing, Cash Equity Trading, Fixed Income and Commodities Trading and Clearing and Trade Management Services businesses. We operate multiple exchanges and other marketplace facilities across several asset classes, including derivatives, commodities, cash equity, debt, structured products and Exchange Traded Products (“ETPs”). In addition, in certain countries where we operate exchanges, we also provide broker services, clearing, settlement and central depository services. In January 2020, we commenced an orderly wind-down of our Nordic broker services operations business. We expect this wind-down to continue through 2021. Also, in February 2021, we announced that we entered into a purchase agreement to sell our U.S. fixed income business, Nasdaq Fixed Income, which transaction is expected to close later in 2021. Our transaction-based platforms provide market participants with the ability to access, process, display and integrate orders and quotes. The platforms allow the routing and execution of buy and sell orders as well as the reporting of transactions, providing fee-based revenues.

Corporate Platforms

Our Corporate Platforms segment includes our Listing Services and IR & ESG Services businesses. These businesses deliver critical capital market and governance solutions across the lifecycle of public and private companies.

Our Listing Services business includes our U.S. and European Listing Services businesses. We operate a variety of listing platforms around the world to provide multiple global capital raising solutions for private and public companies. Our main listing markets are The Nasdaq Stock Market and the Nasdaq Nordic and Nasdaq Baltic exchanges. Through Nasdaq First North, our Nordic and Baltic operations also offer alternative marketplaces for smaller companies and growth companies. Our Listing Services business also includes The NASDAQ Private Market, LLC, which provides liquidity solutions for private companies.

We are continuing to grow our U.S. Corporate Bond exchange for the listing of corporate bonds. This exchange operates pursuant to The Nasdaq Stock Market exchange license and is powered by Nasdaq Financial Framework. As of December 31, 2020, 86 corporate bonds were listed on the Corporate Bond exchange. We also continue to grow the Nasdaq Sustainable Bond Network, a platform for increased transparency in the global sustainable bond markets.

As of December 31, 2020, there were 3,392 total listings on The Nasdaq Stock Market, including 412 ETPs. The combined market capitalization was approximately $22.0 trillion. In Europe, the Nasdaq Nordic and Nasdaq Baltic exchanges, together with Nasdaq First North, were home to 1,071 listed companies with a combined market capitalization of approximately $2.1 trillion.

Our IR & ESG Services business includes our Investor Relations Intelligence and Governance Solutions businesses, which serve both public and private companies and organizations. Our public company clients can be companies listed on our exchanges or other U.S. and global exchanges. We help organizations enhance their ability to understand and expand their global shareholder base, improve corporate governance, and navigate the evolving Environmental, Social and Governance (“ESG”) landscape through our suite of advanced technology, analytics, and consultative services. We provide clients with counsel on a range of governance and sustainability-related issues. Our acquisition of OneReport in January 2020 broadened our offerings, which also include our ESG Advisory service and our board assessment and collaboration technology.

Investment Intelligence

Our Investment Intelligence segment includes our Market Data, Index and Analytics businesses.

Our Market Data business sells and distributes historical and real-time market data to the sell-side, the institutional investing community, retail online brokers, proprietary trading shops, other venues, internet portals and data distributors. Our market data products enhance transparency of market activity within our exchanges and provide critical information to professional and non-professional investors globally.

Our Index business develops and licenses Nasdaq-branded indexes and financial products. We also license cash-settled options, futures and options on futures on our indexes. As of December 31, 2020, 339 ETPs listed in over 20 countries and exchanges tracked a Nasdaq index and accounted for $359 billion in assets under management.

Our Analytics business provides asset managers, investment consultants and institutional asset owners with information and analytics to make data-driven investment decisions, deploy their resources more productively, and provide liquidity solutions for private funds. Through eVestment and Solovis, Inc., two companies that we previously acquired, we provide a suite of cloud-based solutions that help institutional investors and consultants conduct pre-investment due diligence, and monitor their portfolios post-investment. The eVestment platform also enables asset managers to market their institutional products worldwide.

Market Technology

Powering over 130 market infrastructure operators and new market clients in more than 50 countries, our Market Technology business is a leading global technology solutions provider and partner to exchanges, clearing organizations, central securities depositories, regulators, banks, brokers, buy-side firms and corporate businesses. Our Market Technology business is the sales channel for our complete global offering to other marketplaces. Our solutions can handle a wide array of assets, including but not limited to cash equities, equity derivatives, currencies, various interest-bearing securities, commodities, energy products and digital currencies. Our solutions can also be used in the creation of new asset classes, and non-capital markets customers, including those in insurance liabilities securitization, cryptocurrencies and sports wagering. During 2020, we announced the launch of the cloud-deployed Nasdaq Automated Investigator, an automated solution for investigating anti-money laundering for retail and commercial banks and other financial institutions. Additionally, in February 2021, we completed the acquisition of Verafin Holdings Inc., a SaaS technology provider specializing in combating fraud and money laundering.

Corporate Information

We are incorporated in Delaware. Our executive offices are located at 151 W. 42nd Street, New York, New York, 10036 and our telephone number is (212) 401-8700. Our web site is http://www.nasdaq.com. Information contained on our web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations, the possible repayment of indebtedness, and possible business acquisitions.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement, and if applicable, any free writing prospectus, will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Delaware General Corporate Law (the “DGCL”), our amended and restated certificate of incorporation, and our bylaws. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our amended and restated certificate of incorporation and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “Nasdaq, Inc.,”, “Nasdaq,” the “Company”, “we,” “our” and “us” refer to Nasdaq, Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

Our authorized capital stock consists of (i) 300,000,000 shares of common stock, par value $0.01 per share, and (ii) 30,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2021, there were 164,242,583 shares of our common stock outstanding and no shares of preferred stock outstanding. As of March 31, 2021, we had approximately 225 holders of record of our common stock.

Common Stock

Each stockholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the stockholders for their vote. Holders of our common stock do not have cumulative voting rights. The holders of our common stock are entitled to one vote per share, except that our certificate of incorporation limits the ability of any shareholder to vote in excess of 5.0% of the then-outstanding shares of our common stock. This limitation does not apply to persons exempted from this limitation by our board of directors prior to the time such person owns more than 5.0% of the then-outstanding shares of our common stock.

After satisfaction of any dividend rights of holders of preferred stock, if any, holders of common stock are entitled ratably to any dividend declared by our board of directors out of funds legally available for this purpose.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption, conversion or exchange rights and no sinking fund provisions.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, if any, that we may designate and issue in the future.

Preferred Stock

This section describes the general terms and provisions of preferred stock that we are authorized to issue. An accompanying prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. If there are differences between the prospectus supplement relating to a particular series of preferred stock and this prospectus, the prospectus supplement will control. We will file a copy of the certificate of amendment to our certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Delaware and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in any accompanying prospectus supplement.

Our board of directors has been authorized to provide for the issuance of up to 30,000,000 shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable for each share if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.

The right of a holder of preferred stock to receive payment in respect thereof upon any liquidation, dissolution or winding up of us will be subordinate to the rights of our general creditors.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements

Our amended and restated certificate of incorporation and our by-laws contain provisions that may make it more difficult for a potential acquirer to acquire us by means of a transaction that is not negotiated with our board of directors. These provisions and certain provisions of the DGCL could delay or prevent a merger or acquisition that our stockholders consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing a change in control, which could harm our stock price. The following is a description of the anti-takeover effects of certain provisions of our amended restated certificate of incorporation and our by-laws.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations: Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing.

Generally, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, that in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after such anniversary date, notice by the shareholder in order to be timely must be received no earlier than 120 days prior to the meeting and not later than the later of 90 days prior to the meeting and the close of business on the 10th day following the date on which notice of the date of the annual meeting was first publicly announced by Nasdaq. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received no earlier than 120 days prior to the meeting and not later than the later of 90 days prior to the meeting or the close of business on the 10th day following the day on which public disclosure of the date of the special meeting and our nominees was first made. In addition, the by-laws specify certain requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders, a stockholder requested special meeting of stockholders or make nominations for directors.

Proxy Access: Our by-laws include a proxy access provision that permits a stockholder, or a group of stockholders, owning at least 3% of our outstanding shares of common stock continuously for at least three years to nominate and include in the proxy materials for an annual meeting of stockholders director nominees constituting up to the greater of two individuals and 25% of the total number of directors then in office, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in the by-laws.

No Cumulative Voting: The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless the corporation’s certificate of incorporation, as amended, provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

No Action by Written Consent: Our certificate of incorporation provides that stockholders are not entitled to act by written consent in lieu of a meeting.

Right to Call Special Meeting: Our by-laws provide that only stockholders representing 15% or more, in the aggregate, of our outstanding shares can convene a special meeting of shareholders, provided that the stockholders satisfy the requirements of our by-laws.

Amendments; Vote Requirements: The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our certificate of incorporation imposes majority voting requirements in connection with stockholder amendments to the by-laws and in connection with the amendment of certain provisions of the certificate of incorporation, including those provisions of our certificate of incorporation relating to the limitations on voting rights of certain persons, removal of directors and prohibitions on stockholder action by written consent.

Authorized but Unissued Shares: The authorized but unissued shares of our common stock and preferred stock will be available for future issuance without stockholder approval in most cases. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult, or discourage, an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

General Corporation Law of the State of Delaware: We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage any entity interested in acquiring our Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in such entity becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions involving our Company that our stockholders may otherwise deem to be in their best interests.

Listing

Our common stock is listed on The Nasdaq Stock Market under the symbol “NDAQ.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.

The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our Company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture between us and Wells Fargo Bank, National Association, as trustee, or such other trustee named therein. The indenture was previously filed and is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, which you should review for additional information. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons and in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the number of warrants offered;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;

•	the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers;

•	in “at-the market” offerings (as defined in Rule 415 under the Securities Act);

•	through a combination of any of these methods; or

•	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, we or the selling securityholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We or the selling securityholders may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

We or the selling securityholders will identify the specific plan of distribution in a prospectus supplement, including:

•	the terms of the offering;

•	the names of the underwriters, dealers, agents or direct purchasers and their compensation;

•	the purchase price of the securities and the net proceeds we will receive from the sale;

•	any delayed delivery obligations to take the securities;

•	the nature of the underwriters’ obligations to take the securities;

•	any securities exchange or market on which the securities may be listed; and

•	other facts material to the transaction.

Underwriters, dealers and agents

If we or the selling securityholders use underwriters in an offering, we or the selling securityholders will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we or the selling securityholders use an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If we or the selling securityholders use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we or the selling securityholders may sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We or the selling securityholders will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We or the selling securityholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers or agents and their associates may engage in other transactions with and perform other services for us or the selling securityholders in the ordinary course of business.

If so indicated in a prospectus supplement, we or the selling securityholders will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We or the selling securityholders may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

Direct sales

We or the selling securityholders may sell securities directly to one or more purchasers without using underwriters or agents.

At-the-market offerings

We or the selling securityholders may also sell the securities offered by any applicable prospectus supplement in “at-the-market offerings” within the meaning of Rule 415 of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

Trading markets and listing of securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the The Nasdaq Stock Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of Nasdaq, Inc. appearing in Nasdaq, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Nasdaq, Inc.’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates given on the authority of such firm as experts in accounting and auditing.

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€                                 % Senior Notes due 20

Prospectus Supplement

Joint book-running managers

Morgan Stanley

BofA Securities

J.P. Morgan

Goldman Sachs & Co. LLC

SEB

                , 2021